Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

LEAR CORPORATION,

THE FOREIGN SUBSIDIARY BORROWERS,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC AND ROYAL BANK OF CANADA,

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC. AND HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Syndication Agents for the Revolving Facility,

CITIGROUP GLOBAL MARKETS INC. AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents for the Term Loan Facility,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

Dated as of November 14, 2014

J. P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Facility

and

BARCLAYS BANK PLC, J. P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS AND HSBC BANK USA, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners for the Term Loan Facility

i

SECTION 4. REPRESENTATIONS AND WARRANTIES	59
4.1 No Change	59
4.2 Existence; Compliance with Law	60
4.3 Power; Authorization; Enforceable Obligations	60
4.4 No Legal Bar	60
4.5 Litigation	60
4.6 No Default	60
4.7 Ownership of Property; Liens	60
4.8 Intellectual Property	61
4.9 Taxes	61
4.10 Federal Regulations	61
4.11 Labor Matters	61
4.12 ERISA	61
4.13 Investment Company Act; Other Regulations	61
4.14 Subsidiaries	62
4.15 Use of Proceeds	62
4.16 Environmental Matters	62
4.17 Accuracy of Information, etc.	63
4.18 Financial Statements	63
4.19 Insurance	63
4.20 Security Documents	64
4.21 Solvency	64
4.22 Regulation H	64
4.23 Anti-Corruption Laws and Sanctions	64

SECTION 5. CONDITIONS PRECEDENT	65
5.1 Closing Date	65
5.2 Each Extension of Credit	66

SECTION 6. AFFIRMATIVE COVENANTS	67
6.1 Financial Statements	67
6.2 Certificates; Other Information	67
6.3 Payment of Obligations	68
6.4 Maintenance of Existence; Compliance	69
6.5 Maintenance of Property; Insurance	69
6.6 Inspection of Property; Books and Records; Discussions	69
6.7 Notices	69
6.8 Environmental Laws	70
6.9 Additional Collateral, etc.	70
6.10 Suspension of Collateral Requirements	71
6.11 Foreign Subsidiary Borrowers	71
6.12 Post-Closing Covenants	71
6.13 Designation of Subsidiaries	72

SECTION 7. NEGATIVE COVENANTS	72
7.1 Financial Covenants	72
7.2 Indebtedness	73
7.3 Liens	75
7.4 Fundamental Changes	78
7.5 Disposition of Property	79
7.6 Restricted Payments	80
7.7 Investments	82
7.8 Transactions with Affiliates	83
7.9 Swap Agreements	84

7.10 Changes in Fiscal Periods	84
7.11 Negative Pledge Clauses	84
7.12 Clauses Restricting Subsidiary Distributions	84
7.13 Lines of Business	85
7.14 Use of Proceeds	85

SECTION 8. EVENTS OF DEFAULT	85
8.1 Events of Default	85

SECTION 9. THE AGENTS	88
9.1 Appointment	88
9.2 Delegation of Duties	88
9.3 Exculpatory Provisions	88
9.4 Reliance by Agents	89
9.5 Notice of Default	89
9.6 Non-Reliance on Agents and Other Lenders	89
9.7 Indemnification	90
9.8 Agent in Its Individual Capacity	90
9.9 Successor Administrative Agent	90
9.10 Execution of Loan Documents	90
9.11 Collateral Agent	91
9.12 No Other Duties	91
9.13 Foreign Subsidiary Guaranteed Indebtedness	91

SECTION 10. MISCELLANEOUS	91
10.1 Amendments and Waivers	91
10.2 Notices	94
10.3 No Waiver; Cumulative Remedies	96
10.4 Survival of Representations and Warranties	97
10.5 Payment of Expenses	97
10.6 Successors and Assigns; Participations and Assignments	98
10.7 Adjustments; Set off	101
10.8 Counterparts	102
10.9 Severability	102
10.10 Integration	102
10.11 GOVERNING LAW	102
10.12 Submission To Jurisdiction; Waivers	102
10.13 Acknowledgements	103
10.14 Releases of Guarantees and Liens	103
10.15 Confidentiality	103
10.16 Satisfaction in Applicable Currency	104
10.17 WAIVERS OF JURY TRIAL	105
10.18 USA Patriot Act	105
10.19 Power of Attorney	105
10.20 Amendment and Restatement	105

SECTION 11. COLLATERAL ALLOCATION MECHANISM	105
11.1 Implementation of CAM	105
11.2 Letters of Credit	106
11.3 Net Payments Upon Implementation of CAM Exchange	107

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Foreign Subsidiary Borrowers
4.3	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
4.20(a)	UCC Filing Jurisdictions
4.20(b)	Mortgage Filing Jurisdictions
4.22	Flood Zone Real Property
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	Forms of U.S. Tax Certificate
E	Form of Closing Certificate
F	Matters to be Covered by Foreign Subsidiary Opinion
G	Form of Joinder Agreement
H	Form of Foreign Subsidiary Guaranteed Indebtedness Designation

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 14, 2014, among (i) LEAR CORPORATION, a Delaware corporation (the “Company”), (ii) each FOREIGN SUBSIDIARY BORROWER (as defined below) (together with the Company, the “Borrowers”), (iii) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), (iv) BARCLAYS BANK PLC and ROYAL BANK OF CANADA, as co-documentation agents for the Facilities, (v) CITIGROUP GLOBAL MARKETS INC. and HSBC BANK USA, NATIONAL ASSOCIATION as co-syndication agents for the Revolving Facility, (vi) CITIGROUP GLOBAL MARKETS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as co-syndication agents for the Term Loan Facility, and (vii) JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity the “Collateral Agent”).

INTRODUCTORY STATEMENT:

WHEREAS, the Company is party to the Amended and Restated Credit Agreement, dated as of January 30, 2013 (the “Existing Credit Agreement”) with the several banks and other financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the Company, the Lenders and the Administrative Agent have, subject to the terms and conditions set forth herein, agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Company outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, the Company, the Foreign Subsidiary Borrowers, each Lender (as defined below) and the Administrative Agent agree that on the Closing Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurocurrency Rate for Dollars with a one-month Interest Period commencing on such day plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. Only Loans denominated in Dollars may be ABR Loans.

“Accepting Lenders”: as defined in Section 2.21(a).

“Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Guarantee Obligations”: as defined in the definition of “Obligations.”

“Additional Lender”: as defined in Section 2.19.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Lender”: as defined in Section 1.5.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitees”: as defined in Section 9.7.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.16.

“Alternative Currency”: (a) Euros, Pounds Sterling and (except in the case of Swingline Alternative Currency Loans) Canadian Dollars and (b) any other currency (other than Dollars) that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that such currency is reasonably acceptable to the Administrative Agent and (i) in the case of an Alternative Currency Letter of Credit, the applicable Issuing Lender and (ii) in the case of a Swingline Alternative Currency Loan, the applicable Swingline Alternative Currency Lender.

“Alternative Currency Amount”: with respect to an amount denominated in Dollars, the equivalent in any Alternative Currency of such amount determined at the Exchange Rate on the date of determination of such equivalent.

“Alternative Currency Exposure”: at any time, the sum of (i) the Aggregate Alternative Currency L/C Exposure and (ii) the aggregate Alternative Currency Loan Exposure.

“Alternative Currency L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent, calculated in each case using the Exchange Rate at the time the applicable L/C Disbursement is made, of the aggregate principal amount of all L/C Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit”: a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Loan”: any Loan denominated in an Alternative Currency.

“Alternative Currency Loan Exposure”: at any time, the Dollar Equivalent of outstanding Alternative Currency Loans.

“Alternative Currency Sublimit”: $500,000,000, as reduced or increased from time to time in accordance with this Agreement.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries or, to the knowledge of the Company, its Affiliates from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Margin”: with regard to each Loan, a percentage per annum determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time.

“Applicable Pricing Grid”: the table set forth below:

Category	Corporate Rating (S&P/Moody’s)	Revolving Applicable Margin		Term Loan Applicable Margin		Facility Fee Rate	Ticking Fee Rate
		Revolving Eurocurrency Loan	Revolving ABR Loan	Term Loan Eurocurrency Loan	Term Loan ABR Loan
1	BBB/Baa2	1.00%	0%	1.25%	0.25%	0.25%	0.175%
2	BBB-/Baa3	1.25%	0.25%	1.375%	0.375%	0.30%	0.225%
3	BB+/Ba1	1.50%	0.50%	1.50%	0.50%	0.35%	0.275%
4	BB/Ba2	1.75%	0.75%	1.75%	0.75%	0.45%	0.325%
5	BB-/Ba3	2.25%	1.25%	2.25%	1.25%	0.50%	0.40%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to J.P. Morgan Securities LLC, Barclay Bank PLC, Citigroup Global Markets Inc., RBC Capital Markets,1 HSBC Bank USA, National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the Company and the Foreign Subsidiary Borrowers.

“Borrowing”: Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by a Borrower as a date on which a Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurocurrency Loan or Alternative Currency Letter of Credit, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in dollar deposits or deposits in the applicable Alternative Currency in the London interbank market, (ii) in the case of a Eurocurrency Loan or Alternative Currency Letter of Credit denominated in Euros, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is not open for settlement of

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

payment in Euros or (iii) in the case of a Eurocurrency Loan or Letter Credit denominated in an Alternative Currency other than Euro, any day on which banks are not open for dealings in such Alternative Currency in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency.

“CAM”: the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Section 11.

“CAM Exchange”: the exchange of the Lender’s interests provided for in Section 11.1.

“CAM Exchange Date”: the date on which (a) any event referred to in Section 8.1(f) shall occur in respect of any Borrower or (b) an acceleration of the maturity of the Loans pursuant to Section 8 shall occur.

“CAM Percentage”: as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender and such Lender’s participation in the aggregate L/C Obligations immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders and the aggregate L/C Obligations immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations and L/C Exposures which are denominated in Alternative Currencies shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Dollars”: dollars in the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or unconditionally guaranteed or insured by the United States Government, the Canadian Government, Japan or any member of the European Union or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld), (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or province of Canada or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or any affiliate of any thereof) or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan, Canada or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender and commercial paper rated, at the time of acquisition, at least “A 1” or the equivalent thereof by S&P or “P 1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (e) deposits maintained with money market funds having total assets in excess of $300,000,000, (f) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (g) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (h) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Company’s balance sheet prepared in accordance with GAAP, and (i) other investments requested by the Company and approved by the Administrative Agent.

“Category”: as set forth in the Applicable Pricing Grid.

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Chinese Acceptance Notes”: acceptance notes issued by banks operating in China in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Company or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.

“Closing Certificate”: a certificate of a Loan Party, duly executed by a Responsible Officer on behalf of such Loan Party, substantially in the form of Exhibit E (including all attachments thereto).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the funding of the initial Loans occurs, which date is November 14, 2014.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble hereto.

“Commitments”: as to any Lender, the sum of the Term Loan Commitment and the Revolving Commitment of such Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Compliance Certificate”: a certificate of the Company duly executed by a Responsible Officer, on behalf of the Company, substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Assets”: at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

“Consolidated EBITDA”: for any period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums, expenses and any gains associated with the issuance, redemption, repurchase, discharge, defeasance or amendments to the terms of Capital Stock or Indebtedness, (c) charges relating to Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect), (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period), provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees (and any write-offs thereof), (g) write-offs of goodwill, (h) an aggregate amount of up to $150,000,000 for each fiscal year (provided that up to $25,000,000 of such amount may be carried forward to the following fiscal year or carried back to the preceding fiscal year) in respect of unusual or infrequent items, restructuring, restructuring-related or other similar charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Restricted Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines, (i) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement or any Permitted Acquisition or debt financing permitted hereunder (in each case, whether or not consummated), (j) foreign exchange gains and losses, (k) expenses with respect to casualty events and (l) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries). For purposes of calculating the ratios set forth in Section 7.1(a) and (b), Consolidated EBITDA for any fiscal period shall in any event include the Consolidated EBITDA for such fiscal period of any entity acquired by the Company or any of its Restricted Subsidiaries in a Permitted Acquisition during such period.

“Consolidated Interest Expense”: for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Company and its Restricted Subsidiaries for such period and, to the extent not otherwise included in “interest expense”, any other discounts and expenses comparable to or in the nature of interest under any Receivable Financing Transaction; provided, that Consolidated Interest Expense for any period shall (a) exclude (i) fees payable in respect of such period under Section 2.5, (ii) any amortization or write-off of deferred financing fees during such period, (iii) premiums paid in connection with the discharge of Indebtedness, and (iv) any non-cash expense and (b) include any interest income during such period.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that any provision for post-retirement medical benefits, to the extent such provision calculated under Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect) exceeds actual cash outlays calculated on the “pay as you go” basis, shall not to be taken into account.

“Consolidated Revenues”: for any fiscal period, the consolidated revenues of the Company and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Senior Secured Debt”: as of any date of determination, Consolidated Total Debt (calculated without giving effect to any netting of cash and Cash Equivalents) secured by a Lien on any of the assets of the Company or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) the sum of (x) Consolidated Senior Secured Debt on such day plus, without duplication, (y) the outstanding amount of Receivables Financing Transactions to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries at such date (net of unencumbered cash and Cash Equivalents of the Company and its Restricted Subsidiaries not to exceed $1,000,000,000), determined on a consolidated basis, that would be required to be shown as debt on a balance sheet of the Company prepared in accordance with GAAP, but excluding Chinese Acceptance Notes and Earn-outs.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Rating”: as of any date, the corporate credit and/or corporate family rating assigned by the Rating Agencies with respect to the Company. For purposes of the foregoing: (i) if the ratings established by the Rating Agencies for the Company shall fall within the same Category, the Applicable Margin, Facility Fee Rate and Ticking Fee Rate shall be determined by reference to such Category, (ii) if each Rating Agency shall have in effect a rating for the Company and such ratings shall fall within different Categories, the Applicable Margin, Facility Fee Rate and Ticking Fee Rate shall be based on (a) the higher of the two ratings if one rating is one Category lower than the other, (b) one Category next below that of the higher rating if one rating is two Categories lower than the other and (c) one Category higher than the lower rating if one rating is more than two Categories lower than the other, (iii) if only one Rating Agency shall have in effect a rating for the Company, the Applicable Margin, Facility Fee Rate and Ticking Fee Rate shall be determined by reference to the Category in which such rating falls, (iv) if no Rating Agency shall have in effect a rating for the Company (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then each Rating Agency shall be deemed to have established a rating in Category 5, (v) if at any time an Event of Default has occurred and is continuing, then each Rating Agency shall be deemed to have established a rating in Category 5 and (vi) if the ratings established or deemed to have been established by a Rating Agency for the Company shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders. Each change in the Applicable Margin, Facility Fee Rate and Ticking Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate obligors, the Company and the Lenders shall negotiate in good faith to amend the definition of the Applicable Margin to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin, Facility Fee Rate and Ticking Fee Rate shall, at the option of the Company, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii) disregarding the rating from such Rating Agency.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lenders or any other Lender.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived; provided a Lender which is an Affected Lender shall not be a Defaulting Lender as long as it complies with its obligations under Section 1.5, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after required by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Obligations”: Obligations consisting of (a) the principal of and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Disqualified Stock”: respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (a) the Revolving Termination Date and (b) the last scheduled maturity date of any Incremental Facility, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, excluding any such transaction that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of $5,000,000 or less. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.

“Dollars” and “$”: dollars in the lawful currency of the United States.

“Domestic Loan Party”: the Company and each Loan Party which is a Domestic Subsidiary.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Eagle Ottawa”: Everett Smith Group, Ltd.

“Eagle Ottawa Acquisition”: the acquisition by the Company and/or a Restricted Subsidiary of all or substantially all of the Capital Stock of Eagle Ottawa.

“Earn-outs”: with respect to any Person, obligations of such Person arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time. The amount of any Earn-outs at any time for the purpose of this Agreement shall be the amount earned and due to be paid at such time.

“Eligible Assignee”: (a) a commercial bank, financial institution, financial company, fund or insurance company that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course or (b) any other Person that is not a competitor of the Company or any of its Subsidiaries or an affiliate of any such competitor.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent relating to exposure to harmful or deleterious substances) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Escrow Funding Arrangement”: any escrow arrangement relating to Indebtedness permitted to be incurred under this Agreement pursuant to which the Net Cash Proceeds of such Indebtedness are subject to customary escrow arrangements as reasonably determined by the Company pursuant to which, among other things, (a) the providers of such Indebtedness (or an agent or trustee on their behalf) (the “Escrow Indebtedness Providers”) may, but are not required to, have “control” within the meaning of the UCC with respect to such escrowed Net Cash Proceeds and (b) such Escrow Indebtedness Providers agree that in the event that specified conditions subsequent are not satisfied by a date certain, such escrowed Net Cash Proceeds shall be promptly applied to the repayment of such Indebtedness.

“Escrow Indebtedness Providers”: as defined in the definition of the term “Escrow Funding Arrangement”.

“Euro”: the lawful single currency of Participating Member States of the European Monetary Union.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to (a) a Eurocurrency Loan denominated in a currency other than Euro, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in such currency for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, or any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent (in each case, the “Screen Rate”)) at approximately 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period (or, in the case of any determination of ABR, on the day of determination, or, in the case of any Eurocurrency Loan denominated in Pounds Sterling, on the first day of such Interest Period), and (b) a Eurocurrency Loan denominated in Euro, the rate appearing on the Reuters screen EURIBORO1 page (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”) at approximately 11:00 a.m., Local Time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate does not appear on Reuters screen LIBOR01, LIBOR02 or EURIBORO1 page (or other applicable Reuters screen page) (or otherwise on such screen) for such Interest Period (an “Impacted Interest Period”) with respect to such currency, then the Eurocurrency Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in such currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for such currency) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event that such rate does not appear on Reuters screen LIBOR01, LIBOR02 or EURIBORO1 page (or other applicable Reuters screen page) (or otherwise on such screen), the “Eurocurrency Base Rate” for a currency shall be the arithmetic mean (rounded up to four decimal places) of the rates quoted by at least two Reference Banks to leading banks in the London interbank market for the offering of deposits in the applicable currency for such Interest Period, in each case as of 11:00 a.m., Local Time, two Business Days prior to the commencement of such Interest Period. If the Eurocurrency Base Rate shall be determined to be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided, however, that, if such Eurocurrency Loan is denominated in Pounds Sterling, then the “Eurocurrency Rate” shall be the Eurocurrency Rate in effect for such Interest Period.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans denominated in the same currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date”: if on any date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in an Alternative Currency, each of: (a) a Business Day on or about the last day of each calendar quarter selected by the Administrative Agent, (b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent, (c) if the Total Revolving Extensions of Credit exceed 75% of the Total Revolving Commitments, any Business Day designated as an Exchange Rate Date by the Administrative Agent, and (d) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a request for a Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit.

“Excluded Property”: (i) property owned by any Excluded Subsidiary, Foreign Subsidiary or U.S. Foreign Holdco; (ii) receivables and customary related rights and assets subject to a Receivables Financing Transaction; (iii) any property to the extent that a grant of a security interest in such property pursuant to the Security Documents is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment, Pledged Stock or Pledged Note (as such terms are defined in the Security Documents), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (iv) Vehicles (as defined in the Guarantee and Collateral Agreement) and title documents therefor; (v) any Capital Stock held by a Loan Party in (A) a joint venture (other than joint ventures the Capital Stock of which constitutes Collateral under the Existing Credit Agreement, which Capital Stock shall continue to constitute Collateral), (B) any direct holding company of one or more joint ventures (other than holding companies the Capital Stock of which constitutes Collateral under the Existing Credit Agreement, which Capital Stock shall continue to constitute Collateral), provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of joint ventures, and (C) Wuhan Lear-DFM Auto Electric Company, Limited (China) to the extent such Person remains a joint venture; (vi) any property with respect to which the Administrative Agent determines that the cost or burden of subjecting such property to a Lien under the Security Documents is disproportionate to the value of the collateral security afforded thereby; (vii) real property owned by the Loan Parties having a fair market value estimated in good faith by the Company of less than $7,500,000, provided that the aggregate fair market value of all such owned real property located in the U.S. (as estimated in good faith by the Company) that is Excluded Property shall not exceed $35,000,000 as of December 31, 2012 and $50,000,000 as of the date the financial statements are delivered for the end of any fiscal year of the Company; (viii) interests in real property leased, subleased or licensed to any of the Loan Parties; (ix) thirty-five percent (35%) of the total outstanding voting Capital Stock of each new and existing Foreign Subsidiary and of each new and existing U.S. Foreign Holdco; (x) the Capital Stock of any Immaterial Foreign Subsidiary if a security interest therein cannot be perfected by filing of a Uniform Commercial Code financing statement; (xi) Capital Stock of an Unrestricted Subsidiary; and (x) any deposit account, securities account, trust account, escrow account or other account (including all funds held in any such accounts and any related securities entitlements or other related rights and assets) subject to an Escrow Funding Arrangement.

“Excluded Subsidiary”: each (a) Subsidiary of a Foreign Subsidiary or of a U.S. Foreign Holdco, (b) non-wholly owned Subsidiary, (c) Immaterial Domestic Subsidiary that is not a Guarantor, (d) with respect to any requirement to enter into any Security Document or guaranty, any Special Purpose Subsidiary and (e) Unrestricted Subsidiary.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letters of Credit”: as defined in Section 3.11.

“Extension Agreement”: as defined in Section 2.21(b).

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender or the issue of, or extension of the expiry date of, any Letter of Credit.

“Extension Offer”: as defined in Section 2.21(a).

“Extension Request Facility”: as defined in Section 2.21(a).

“Extension Permitted Amendment”: the terms of an amendment to this Agreement and the other Loan Documents, effected pursuant to an Extension Agreement in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Revolving Termination Date applicable to the Accepting Lenders’ Loans and/or scheduled maturity dates and/or commitments and/or Loans of the applicable Extension Request Facility (such Loans or commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, as applicable (a) an increase or decrease in the rate of interest (including through fixed interest rates and changes to the interest rate margins or rate floors) accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Facility, a modification of the scheduled amortization applicable thereto; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term

Loans of such Facility, (c) a modification of voluntary or mandatory prepayments applicable thereto; provided that in the case of Extended Loans that are Term Loans, such requirements may provide (i) that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Facility and any other outstanding Facilities, but may not provide for mandatory prepayment requirements that are more favorable to the Extended Loans than those applicable to the Loans of the applicable Extension Request Facility and (ii) that voluntary prepayments may be allocated as directed by the Company among the outstanding Facilities, (d) an increase or decrease in the fees payable to, or the inclusion of new fees or premiums to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants or other terms, provided that any such additional covenant or terms with which the Company and its Subsidiaries shall be required to comply prior to the latest scheduled maturity date of any Facility in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Facility”: each of (a) the term loan facility made available to the Company pursuant to this Agreement (the “Term Loan Facility”), (b) the revolving credit facility made available to the Borrowers pursuant to this Agreement (the “Revolving Facility”), (c) any Incremental Facility and (d) any other credit facility made available to any Borrower pursuant to this Agreement (including, without limitation, any Replacement Facilities).

“Facility Fee Rate”: the facility fee rate determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: each Foreign Subsidiary listed as a Foreign Subsidiary Borrower on Schedule 1.1C as amended from time to time in accordance with Section 10.1(c).

“Foreign Subsidiary Guaranteed Indebtedness”: all Indebtedness of a Foreign Subsidiary permitted by Section 7.2 owed to a Lender or an Affiliate of a Lender (or to a Person which was a Lender or an Affiliate of a Lender at the time such Indebtedness (or the commitment to provide such Indebtedness) was incurred); provided (i) Indebtedness shall constitute Foreign Subsidiary Guaranteed

Indebtedness only if the Company has designated such Indebtedness as Foreign Subsidiary Guaranteed Indebtedness pursuant to a Foreign Subsidiary Guaranteed Indebtedness Designation submitted to the Administrative Agent which has not been withdrawn or revoked in writing by the Company and (ii) the Dollar Equivalent of the aggregate principal amount of Foreign Subsidiary Guaranteed Indebtedness shall not exceed $75,000,000 at any time (it being agreed this clause (ii) is not intended to limit the amount of Indebtedness that may be incurred by a Foreign Subsidiary pursuant to Section 7.2). In the event the Dollar Equivalent of the aggregate principal amount of any purported Foreign Subsidiary Guaranteed Indebtedness exceeds $75,000,000 at any time, only $75,000,000 of such Indebtedness shall constitute Foreign Subsidiary Guaranteed Indebtedness and shall be included based on earliest time of incurrence until the $75,000,000 cap is met. Foreign Subsidiary Designated Indebtedness shall be guaranteed (on a secured basis with the Collateral) by the Company and the Guarantors on a pari passu basis with the other Obligations as set forth in the Security Documents.

“Foreign Subsidiary Guaranteed Indebtedness Designation”: a written designation by the Company of Indebtedness of a Foreign Subsidiary as Foreign Subsidiary Guaranteed Indebtedness, substantially in the form of Exhibit H.

“Foreign Subsidiary Opinion”: with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders covering the matters set forth on Exhibit F, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve (such approval not to be unreasonably withheld).

“4% Subsidiary”: at any time, any Restricted Subsidiary of the Company which, based on the financial statements most recently delivered pursuant to Section 6.1(a)or 6.1(b), constituted no more than 4% of Consolidated Assets or for the twelve month period ended on the date of such financial statements represented no more than 4% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1(a) of the Existing Credit Agreement.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to the Company and the Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Company and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor”: each Domestic Subsidiary of the Company other than (a) Excluded Subsidiaries, (b) Immaterial Domestic Subsidiaries (provided that all Immaterial Domestic Subsidiaries excluded under this clause (b) and Section 6.9(c)(B) shall not, following the period described in the first parenthetical phrase of Section 6.9(c), contribute in the aggregate more than 7.5% of Consolidated Assets or more than 7.5% of Consolidated Revenues based on the financial statements most recently delivered pursuant to Section 6.1(a) or 6.1(b), (c) joint ventures, (d) any direct holding company of one or more joint ventures, provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of joint ventures and (e) U.S. Foreign Holdcos.

“IAC”: International Automotive Components Group North America, LLC and its subsidiaries

“Immaterial Subsidiary”: at any time, any Subsidiary of the Company which, based on the financial statements most recently delivered pursuant to Section 6.1(a) or (b), constituted less than 2.5% of Consolidated Assets or, for the twelve month period ended on the date of such financial statements, represented less than 2.5% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.

“Immaterial Domestic Subsidiary”: a Domestic Subsidiary which is an Immaterial Subsidiary.

“Immaterial Foreign Subsidiary”: a Foreign Subsidiary which is an Immaterial Subsidiary.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.

“Incremental Amendment”: as defined in Section 2.19.

“Incremental Facility”: as defined in Section 2.19.

“Incremental Facility Closing Date”: as defined in Section 2.19.

“Incremental Term Facility”: as defined in Section 2.19.

“Incremental Revolving Facility”: as defined in Section 2.19.

“Incremental Yield”: as defined in Section 2.19(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements, but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course, and (iii) advance payments in the ordinary course. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date”: (a) as to any Eurocurrency Loan, the last day of each Interest Period applicable to such Loan and the Term Loan Termination Date or Revolving Termination Date, as applicable, provided that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than any Swingline Loan), the last day of each calendar quarter and the Term Loan Termination Date or Revolving Termination Date, as applicable, (c) as to any Loan (other than a Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof, (d) as to any ABR Loan if an Event of Default is in existence, the last day of each calendar month, and (e) as to any Swingline Loan, the day that such Loan is repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week or one, two, three or six months (or, with respect to Revolving Loans, if available to all participating Lenders, twelve months) thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week or one, two, three or six months thereafter (or, with respect to Revolving Loans, if available to all participating Lenders, twelve months), as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) a Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date, and the Company may not select an Interest Period under the Term Loan Facility that would extend beyond the Term Loan Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Investments”: an advance, loan, extension of credit (by way of guaranty or otherwise, but excluding trade debt incurred in the ordinary course of business) or capital contribution to, or purchase any Capital Stock, bonds, notes, loans, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person. The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Group Member) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“Issuing Lender”: JPMorgan Chase Bank, N.A., Barclays Bank PLC (with respect to standby Letters of Credit only), Citibank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Company that has agreed in its sole discretion to act as an “Issuing Lender” hereunder (including the issuer of any Existing Letters of Credit), or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”: a joinder agreement, substantially in the form of Exhibit G hereto, pursuant to which a Foreign Subsidiary becomes a Foreign Subsidiary Borrower hereunder.

“Judgment Currency”: as defined in Section 10.16.

“Junior Indebtedness”: (i) unsecured debt securities issued by the Company or any Domestic Subsidiary, (ii) unsecured term loans borrowed by the Company or any Domestic Subsidiary and (iii) Indebtedness of any Domestic Loan Party which is subordinated in right of payment to any Obligations (as defined in the Guarantee and Collateral Agreement). For the avoidance of doubt, Junior Indebtedness does not include (i) intercompany Indebtedness and (ii) Loans.

“Latest Maturity Date”: at any time, the last scheduled maturity date or commitment termination date of any Facility at such time.

“L/C Basket Limit”: $225,000,000.

“L/C Commitment”: with respect to each Issuing Lender the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1(a) in an aggregate principal amount at any one time outstanding not to exceed, together with the aggregate amount of unpaid drawings under Letter of Credit issued by such Issuing Lender, the L/C Commitment of such Issuing Lender set forth on Schedule 1.1(a).

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than Alternative Currency Letters of Credit) at such time, (b) the aggregate amount of all L/C Disbursements under Letters of Credit (other than Alternative Currency Letters of Credit) that have not yet been reimbursed by or on behalf of the Company at such time and (c) the Alternative Currency L/C Exposure at such time. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“L/C Reserve Account”: as defined in Section 11.2(a).

“Lenders”: as defined in the preamble; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrowers and the Guarantors.

“Loans”: any Loan made by any Lender pursuant to this Agreement.

“Local Time”: (a) except as set forth in clause (b), local time in London with respect to the times for the receipt of Borrowing requests for Alternative Currency Loans (including Swingline Alternative Currency Loans) or a request for the issuance of an Alternative Currency Letter of Credit, for receipt and sending of notices by and any disbursement by or on behalf of the Administrative Agent, any Lender or any Issuing Lender of Alternative Currency Loans and for payment by the Borrowers with respect to Alternative Currency Loans and reimbursement obligations in respect of Alternative Currency Letters of Credit, (b) local time in New York with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Borrowing requests for Loans denominated in Dollars or a request for the issuance of a Letter of Credit denominated in Dollars, for receipt and sending of notices by and disbursement by or on behalf of the Administrative Agent, any Lender or any Issuing Lender and for payment by the Borrowers with respect to Loans denominated in Dollars and reimbursement obligations in respect of Letters of Credit denominated in Dollars, (c) local time in London, with respect to the times for the determination of “Eurocurrency Base Rate”, (d) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (e) otherwise, New York time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

“Material Asset Sale”: any Disposition pursuant to Section 7.5(k) in a single transaction or series of related transactions which yields Net Cash Proceeds equal to or in excess of (a) $50,000,000 in the aggregate for any such Disposition in a single transaction or series of related transactions or (b) $100,000,000 during any fiscal year when aggregated with all other Dispositions pursuant to Section 7.5(k) that are excluded as Material Asset Sales as a result of clause (a) of this definition.

“Material Casualty Event”: any Recovery Event that gives rise to the receipt of Net Cash Proceeds in an amount equal to or in excess of (a) $25,000,000 for any individual Recovery Event or series of related Recovery Events or (b) $50,000,000 when aggregated with all Recovery Events that are excluded as Material Casualty Events as a result of clause (a) of this definition.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Property”: as defined in Section 4.20(b).

“Mortgages”: collectively, any deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on any real property made pursuant to the requirements of the Existing Credit Agreement and this Agreement by the Loan Parties in favor of or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case securing the Obligations and as amended in accordance with Section 5.1(l) (as to the Mortgaged Property on the date hereof) and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien created pursuant to a Security Document) and other third-party fees and expenses actually incurred in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result of such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (c) in connection with any Receivable Financing Transaction, the initial cash purchase price received by, or Indebtedness incurred by, any Loan Party thereunder (and any increase in the aggregate funded amount thereof) net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, Net Cash Proceeds shall not include any amounts received by a Foreign Subsidiary on account of any Disposition or Recovery Event to the extent such amount may not be transferred or distributed (by way of dividends, intercompany loans or otherwise) to the Company or a Domestic Subsidiary which is a Restricted Subsidiary because (a) doing so would violate legal restrictions binding upon such Foreign Subsidiary or (b) the Company determines in good faith that such transfer or distribution could result in adverse tax consequences to the Company.

“Non-Excluded Taxes”: as defined in Section 2.16(a).

“Non-U.S. Lender”: as defined in Section 2.16(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: (i) the unpaid principal of and interest on (including interest accruing after any Reimbursement Obligations or Loans become due and payable, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers and each Guarantor to the Administrative Agent, the Collateral Agent, any Lender, any affiliate of any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Person who was a Lender or affiliate of a Lender at the time of the entry into such agreement, as applicable) or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Letter of Credit (and related letter of credit applications), any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Guarantee Obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to any Secured Party that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements) or otherwise and (ii) all obligations and liabilities (including interest accruing after any reimbursement obligations or loans become due and payable, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Loan Party or Foreign Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) of the Company and the Guarantors in respect of Foreign Subsidiary Guaranteed Indebtedness, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnity costs or expenses (the obligations described in this clause (ii), the “Additional Guarantee Obligations”).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

“Overnight Rate”: for any day (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate, and (b) with respect to any amount denominated in an Alternative Currency, either (i) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent (or in the case of Swingline Alternative Currency Loans, the applicable Swingline Alternative Currency Lender) in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market or (ii) the overdraft costs charged by the applicable external account bank of the Administrative Agent (or in the case of Swingline Alternative Currency Loans, the applicable Swingline Alternative Currency Lender) in respect of the applicable principal amount for such Alternative Currency.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participating Member State”: any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any Acquisition by (i) the Company or any of its Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) the Company or any of its Subsidiaries of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person (unless after giving effect to such Acquisition, the Company owns directly or indirectly, 100% of such capital stock, partnership interests, membership interests or equity), in each case to the extent that:

(a) each of the conditions precedent set forth in Annex I shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

(c) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition.

“Permitted Notes”: unsecured notes issued by the Company in the high yield or high grade market with (a) a scheduled maturity date not earlier than one year after the later of (i) the Revolving Termination Date and (ii) the Term Loan Termination Date and (b) customary market terms for comparable instruments.

“Permitted Refinancing Indebtedness”: as defined in Section 7.2(s).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom, provided that, unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of the United Kingdom as the lawful currency of that country, then: (i) any reference herein to, and any obligations arising hereunder in, the currency of the United Kingdom shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by the Administrative Agent (after consultation with the Company); and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably); provided further that, if a change in the currency of the United Kingdom occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction”: as defined in Section 406 of ERISA or Section 4975 of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.16(a).

“Qualified Stock”: with respect to any Person, Capital Stock of such Person which is not Disqualified Stock.

“Rating Agency”: each of S&P and Moody’s.

“Receivable Financing Transaction”: any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by the Company or any of its Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest therein) by such Special Purpose Subsidiary, in each case without any guarantee by the Company or any of its Restricted Subsidiaries (other than the Special Purpose Subsidiary).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Banks”: two or more banks or financial institutions as may be appointed by the Administrative Agent (and agreed by such bank or financial institution) in consultation with the Company.

“Refinanced Facility”: as defined in Section 10.1(e).

“Refinanced Revolving Facility”: as defined in Section 10.1(e).

“Refinanced Term Loans”: as defined in Section 10.1(e).

“Refunded Swingline Loans”: as defined in Section 2.3.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Company to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”: as defined in Section 9.3.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Facility”: as defined in Section 10.1(e).

“Replacement Term Loans”: as defined in Section 10.1(e).

“Replacement Revolving Facility”: as defined in Section 10.1(e).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of (i) the Total Revolving Commitments and unutilized Total Term Loan Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate unpaid principal amount of the Term Loans then outstanding; provided that the portion of the Revolving Commitments, Revolving Extensions of Credit and Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Closing Date is $1,250,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Credit Exposure”: with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its L/C Exposure and its Swingline Exposure.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Dollar Equivalent of the L/C Obligations and (c) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of the term “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that (i) in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis and (ii) for purposes of Section 2.20, if a Defaulting Lender exists the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall be disregarded in determining Revolving Percentages.

“Revolving Termination Date”: November 14, 2019, which is the fifth anniversary of the Closing Date.

“S&P”: Standard & Poor’s Financial Services LLC.

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union, (c) the French Republic or (d) Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: as defined in the definition of the term “Eurocurrency Base Rate”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Lender, each provider under a Specified Cash Management Agreement, each counterparty to a Specified Swap Agreement, the Persons entitled to indemnification under the Loan Documents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent and the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller Debt”: unsecured debt owing to the seller in a Permitted Acquisition.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Subsidiary”: any Wholly Owned Subsidiary of the Company which is a Restricted Subsidiary created by the Company for the sole purpose of facilitating a Receivable Financing Transaction; provided, that such Special Purpose Subsidiary shall cease to be a Special Purpose Subsidiary if at any time (a) such Special Purpose Subsidiary engages in any business other than Receivable Financing Transactions and activities directly related thereto or (b) the Company or any of its Restricted Subsidiaries (other than a Special Purpose Subsidiary) or any of their respective assets incur any liability, direct or indirect, contingent or otherwise, in respect of any obligation of a Special Purpose Subsidiary whether arising under or in connection with any Receivable Financing Transaction or otherwise (other than Standard Securitization Undertakings); provided further, however, that if the law of a jurisdiction in which the Company proposes to create a Special Purpose Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to the Company or requires the formation of one or more additional entities (whether or not Subsidiaries of the Company), such other type of entity may, upon the request of the Company and with the consent of the Administrative Agent (such consent not to be unreasonably withheld) serve as a “Special Purpose Subsidiary.”

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, cash management or commercial, credit or debit card services, including in connection with any automated clearing house transactions, controlled disbursements, return items, overdrafts, interstate depository network services or any similar transactions between any Borrower or any Guarantor (or guaranteed by any Borrower or any Guarantor) and any Lender (or any affiliate thereof) at the time such obligations were created.

“Specified Jurisdiction”: any country, state or other jurisdictional subdivision outside North America or Europe.

“Specified Swap Agreement”: any Swap Agreement entered into by any Borrower or any Guarantor and any Person that is a Lender (under this Agreement or the Existing Credit Agreement) or an affiliate of any such Lender at the time such Swap Agreement is entered into, unless the parties to such Swap Agreement expressly agree that the Swap Agreement is not a Specified Swap Agreement. Such designation shall not create in favor of such Lender or affiliate of any such Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document. For purposes hereof a Specified Swap Agreement shall include any trade executed pursuant to a master agreement which is a Specified Swap Agreement.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with a Receivable Financing Transaction which are reasonably customary in an accounts receivable financing transaction.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or their successors; provided that, for purposes of Section 7.7, Greenfield Holdings, LLC and Integrated Manufacturing and Assembly, LLC shall be deemed to be Wholly Owned Subsidiaries of the Company for so long as the Company maintains substantially the same control over voting interests it has on the Closing Date, it being understood that such control may be combined in the event that Greenfield Holdings, LLC and Integrated Manufacturing and Assembly, LLC or their successors merge or otherwise combine.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swingline Alternative Currency Commitment”: with respect to each Swingline Alternative Currency Lender the obligation of such Swingline Alternative Currency Lender to make Swingline Alternative Currency Loans pursuant to Section 2.2(a)(ii) in an aggregate principal amount at any one time outstanding having a Dollar Equivalent not to exceed the Swingline Alternative Currency Commitment of such Lender set forth on Schedule 1.1(a).

“Swingline Alternative Currency Exposure”: at any time, the Dollar Equivalent of the sum of the aggregate undrawn amount of all outstanding Swingline Alternative Currency Loans at such time. The Swingline Alternative Currency Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Alternative Currency Exposure at such time related to Swingline Alternative Currency Loans other than any Swingline Alternative Currency Loans made by such Revolving Lender in its capacity as a Swingline Alternative Currency Lender and (b) if such Revolving Lender shall be a Swingline Alternative Currency Lender, the aggregate amount of all Swingline Alternative Currency Loans made by such Revolving Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Alternative Currency Loans).

“Swingline Alternative Currency Lender”: Barclays Bank PLC, in its capacity as a lender of Swingline Alternative Currency Loans, and each other Lender which has a Swingline Alternative Currency Commitment or holds Swingline Alternative Currency Loans, in its capacity as the lender of Swingline Alternative Currency Loans.

“Swingline Alternative Currency Limit”: initially, $50,000,000. The Swingline Alternative Currency Limit may be increased to up to $100,000,000 after the date hereof if additional Swingline Alternative Currency Commitments are established or then existing Swingline Dollar Commitments are increased hereunder from time to time.

“Swingline Alternative Currency Loans”: as defined in Section 2.2(b).

“Swingline Alternative Currency Rate”: with respect to any Swingline Alternative Currency Loan, the Overnight Rate plus the Applicable Margin for Eurocurrency Loans.

“Swingline Dollar Commitment”: with respect to each Swingline Dollar Lender the obligation of such Swingline Dollar Lender to make Swingline Dollar Loans pursuant to Section 2.2(a) in an aggregate principal amount at any one time outstanding not to exceed the Swingline Dollar Commitment of such Lender set forth on Schedule 1.1(a).

“Swingline Dollar Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Dollar Loans at such time. The Swingline Dollar Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Dollar Exposure at such time related to Swingline Dollar Loans other than any Swingline Dollar Loans made by such Revolving Lender in its capacity as a Swingline Dollar Lender and (b) if such Revolving Lender shall be a Swingline Dollar Lender, the aggregate principal amount of all Swingline Dollar Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Dollar Loans).

“Swingline Dollar Lender”: JPMorgan Chase Bank, N.A., in its capacity as a lender of Swingline Dollar Loans and each other Lender which has a Swingline Dollar Commitment or holds Swingline Dollar Loans, in its capacity as the lender of Swingline Dollar Loans.

“Swingline Dollar Limit”: initially, $50,000,000. The Swingline Dollar Limit may be increased to up to $100,000,000 after the date hereof if additional Swingline Dollar Commitments are established or then existing Swingline Dollar Commitments are increased hereunder from time to time.

“Swingline Dollar Loans”: as defined in Section 2.2(a).

“Swingline Dollar Rate”: with respect to any Swingline Dollar Loan, the Overnight Rate plus the Applicable Margin for ABR Loans.

“Swingline Exposure”: at any time, the sum of (a) the Swingline Alternative Currency Exposure at such time and (b) the Swingline Dollar Exposure at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its and its Affiliates’ aggregate Swingline Alternative Currency Exposure at such time and (b) its and its Affiliates’ aggregate Swingline Dollar Exposure at such time.

“Swingline Lenders”: the collective reference to the Swingline Dollar Lenders and the Swingline Alternative Currency Lenders.

“Swingline Loans”: the collective reference to the Swingline Dollar Loans and the Swingline Alternative Currency Loans.

“Swingline Participation Amount”: as defined in Section 2.3.

“Target”: the Person, or business or substantially all of the assets of a Person or a division of a Person intended to be acquired in a Permitted Acquisition.

“Taxes”: all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds Term Loans.

“Term Loan Borrowing Date”: as defined in Section 2A.2.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Total Term Loan Commitments is $500,000,000.

“Term Loan Commitment Period”: the period commencing on the Closing Date and ending on the earlier of (a) May 14, 2015, provided that the Company may elect to extend such date for up to two additional three-month periods by providing written notice of such election to the Administrative Agent no later than 10 Business Days prior to the then-existing last day of the Term Loan Commitment Period, and (b) the earlier of (i) five business days after the consummation of the Eagle Ottawa Acquisition and (ii) termination of the purchase/merger agreement for the Eagle Ottawa Acquisition.

“Term Loan Facility”: as defined in the definition of the term “Facility”.

“Term Loan Termination Date”: the fifth anniversary of the Term Loan Borrowing Date.

“Term Loans”: as defined in Section 2A.1.

“Term Loan Percentage”: as to any Term Lender, the percentage which such Lender’s Term Loan Commitments then constitutes of the Total Term Loan Commitments then in effect or, at any time after the Term Loans have been borrowed, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Ticking Fee”: as defined in Section 2.5(b).

“Ticking Fee Rate”: the ticking fee rate determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time; provided that the Ticking Fee Rate shall increase by (a) 50% of the amount otherwise payable in accordance with the Applicable Pricing Grid upon the first three-month extension of the Term Loan Commitment Period and (b) 100% of the amount otherwise payable in accordance with the Applicable Pricing Grid upon the second three-month extension of the Term Loan commitment Period.

“Ticking Fee Termination Date”: as defined in Section 2.5(b).

“Total L/C Limit”: $300,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Loan Commitments”: at any time, the aggregate amount of the Term Loan Commitments the in effect.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan or Borrowing, its nature as an ABR Loan or a Eurocurrency Loan.

“U.S. Foreign Holdco”: any Domestic Subsidiary, substantially all of the assets of which consist of Capital Stock of Persons that are characterized as non-U.S. corporations for United States federal income tax purposes.

“UCC”: the Uniform Commercial Code, as in effect from time to time in the State of New York or any other applicable jurisdiction.

“United States”: the United States of America.

“Unpaid Drawing”: as defined in Section 11.2(a).

“Unrestricted Subsidiary”: any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and any Subsidiary of an Unrestricted Subsidiary, in each case until such Unrestricted Subsidiary becomes a Restricted Subsidiary pursuant to Section 6.13. On the Closing Date there are no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Returned Investment”: with respect to any Investment in an Unrestricted Subsidiary (including the initial designation thereof) made pursuant to Section 7.6(g), an amount equal to the sum of (a) the aggregate amount received by the Company or any Restricted Subsidiary from the sale (other than to the Company or any Restricted Subsidiary) of any Capital Stock of any such Unrestricted Subsidiary or any such Investment plus (b) (as provided in the definition of “Investments”), without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by the Company or any Restricted Subsidiary from any such Unrestricted Subsidiary after the date hereof plus (c) in the event that any such Unrestricted Subsidiary is thereafter re-designated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Restricted Subsidiary, an amount equal to the fair market value of the Investments of the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable) but in each case described above, not in excess of the amount of the initial Investment made pursuant to Section 7.6(g).

“Unsecured Note Indenture”: the indenture among the Company, as issuer, certain of its Subsidiaries, as guarantors, and the trustee named therein, under which the Permitted Notes are issued.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) or currency (e.g., an “Alternative Currency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”) or currency (e.g., an “Alternative Currency Borrowing”).

1.3 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Company or the Administrative Agent, as the case may be, or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) When determining whether a Default or Event of Default pursuant to Section 7.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter of the Company for which financial reports are required to have been delivered pursuant to Section 6.1.

1.4 Exchange Rates; Currencies. (a) For purposes of calculating the Dollar Equivalent of the principal amount of any Loan denominated in an Alternative Currency, the Alternative Currency L/C Exposure at any time, the Dollar Equivalent at the time of issuance of any Alternative Currency Letter of Credit then requested to be issued pursuant to Section 3.2 or any other matter relating to an Alternative Currency Loan or Alternative Currency Letter of Credit, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Loan or Alternative Currency Letter of Credit is denominated and shall apply such Exchange Rate to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit to be issued or to expire or terminate on or prior to the applicable date for such calculation).

(b) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency).

(c) Each obligation hereunder of any party hereto that is denominated in a currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such currency, such party shall be entitled to pay or repay such amount either in Euro or in such currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Borrowers to the Lenders and of the Lenders to the Borrowers under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof.

1.5 Affected Lenders. (a) If any Lender notifies the Company and the Administrative Agent in writing that it has determined in good faith that any Alternative Currency approved by the Administrative Agent after the Closing Date is not available to such Lender in sufficient amounts to fund any Loan requested to be funded by such Lender in such Alternative Currency as part of a requested Borrowing (or to fund any participating interest in any Swingline Loan or Letter of Credit denominated in such Alternative Currency), after using commercially reasonable efforts to obtain sufficient amounts of such currency, then such Lender shall fund its share of the requested Loan (or participating interests) in Dollars (based on the Exchange Rate in effect on the date of funding) with any such Loan being a Eurocurrency Loan with an Interest Period equal to the Interest Period for the requested Borrowing, in each case under this paragraph (a) pursuant to procedures to be agreed upon by the Company and the Administrative Agent.

(b) If any Lender notifies the Company and the Administrative Agent in writing that it has determined in good faith that the extension of credit by such Lender to a Foreign Subsidiary Borrower designated after the Closing Date would result in adverse tax or legal consequences to such Lender (unless (1) such consequences can be avoided by a change in lending office in a manner consistent with the provisions of Section 2.18 or (2) such consequences involve only the payment of money (other than a fine or penalty), in which case such Foreign Subsidiary Borrower shall be deemed acceptable to such Lender if the Company agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for such consequences) then (i) instead of making Loans to such Foreign Subsidiary Borrower such Lender shall instead make its share of the requested Borrowing as a Loan to the Company, (ii) any Letters of Credit issued jointly for the account of the Company and such Foreign Subsidiary Borrower shall, with respect to such Lender only, be deemed to be issued solely for the account of the Company and (iii) participating interests in Swingline Loans made to such Foreign Subsidiary Borrower shall be deemed held by Lenders which are not Affected Lenders with respect to such Foreign Subsidiary Borrower (rather than by all Lenders), in each case under this paragraph (b) pursuant to procedures to be agreed upon by the Company and the Administrative Agent.

(c) As used herein “Affected Lender” means any Lender described in Section 1.5(a) or (b).

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2A.1 Term Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan to the Company in Dollars (“Term Loans”) during the Term Loan Commitment Period in a principal amount which does not to exceed the amount of such Lender’s Term Loan Commitment. The Term Loans shall be available in a single drawing on the Term Loan Borrowing Date. Amounts prepaid on account of the Term Loans may not be reborrowed. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2A.2 and 2.9.

2A.2 Procedure for Term Loan Borrowing. The Company may borrow under the Term Loan Commitments during the Term Loan Commitment Period on a Business Day, provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the funding date of the Term Loans, in the case of Eurocurrency Loans or (b) 11:00 A.M., New York City time on the Business Day of the funding date of the Term Loans, in the case of ABR Loans (such funding date, the “Term Loan Borrowing Date”)), specifying (i) the amount and Type of Term Loans to be borrowed, (ii) the requested Term Loan Borrowing Date, and (iii) in the case of Eurocurrency Loans, the respective length of the initial Interest Period therefor. The borrowing under the Term Loan commitments shall be in an aggregate amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Term Lender thereof. Each Term Lender will make the amount of its pro rata share of the borrowing available to the Administrative Agent for the account of the Company at the Funding Office prior to 12:00 Noon, New York City time, on the Term Loan Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

2A.3 Repayment of Term Loans. Term Loans shall mature in consecutive quarterly installments (each due on the last day of each March, June, September and December beginning on the first of such dates to occur after the first full fiscal quarter following the Term Loan Borrowing Date), each of which shall be in an amount equal to such Lender’s Term Loan Percentage of the aggregate amount of Term Loans borrowed on the Term Loan Borrowing Date multiplied by the percentage set forth below opposite such installment:

Installment	Prepayment Percentage
1	0.625%
2	0.625%
3	0.625%
4	0.625%
5	1.250%
6	1.250%
7	1.250%
8	1.250%
9	1.875%
10	1.875%
11	1.875%
12	1.875%
13	2.500%
14	2.500%
15	2.500%
16	2.500%
17	2.500%
18	2.500%
Term Loan Termination Date	The remaining balance of the Term Loans

2.1 Revolving Loans and Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans in Dollars or an Alternative Currency (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s other Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided the aggregate principal amount of Alternative Currency Loans and Alternative Currency L/C Exposure shall not exceed the Alternative Currency Sublimit. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.1(c) and 2.9. The obligations of the Borrowers under this Agreement are several.

(b) The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, Local Time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans or (b) 11:00 A.M., Local Time, on the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., Local Time, on the date of the proposed borrowing), specifying (i) the requested Borrower, (ii) the amount, Type and currency of Revolving Loans to be borrowed, (iii) the requested Borrowing Date, and (iv) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., Local Time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement; and provided, further, that no such option may be exercised by any Lender if, immediately after giving effect thereto, amounts would become payable by a Loan Party under Section 2.15 or 2.16 that are in excess of those that would be payable under such Section if such option were not exercised.

(d) The Company may act as agent for the other Borrowers with respect to all matters involving Revolving Loans to and Letters of Credit for the account of any other Borrower. Without limitation, the Administrative Agent and the Lenders may rely on any notice or request given by the Company with respect to any Revolving Loan or Letter of Credit issued or to be issued to or for the account of any other Borrower or any payment, continuation, conversion, prepayment or amendment thereof and may fund the proceeds of any Revolving Loan requested to be made to any other Borrower to any account directed by the Company.

2.2 Swingline Commitments. (a) Subject to the terms and conditions hereof, each Swingline Dollar Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Dollars (“Swingline Dollar Loans”) to the Company; provided that (x) the aggregate principal amount of Swingline Dollar Loans outstanding at any time from any Swingline Dollar Lender shall not exceed the Swingline Dollar Commitment of such Swingline Dollar Lender then in effect (notwithstanding that the Swingline Dollar Loans of such Swingline Dollar Lender outstanding at any time, when aggregated with the Swingline Dollar Lender’s other outstanding Revolving Extensions of Credit, may exceed the Swingline Dollar Commitment of such Swingline Dollar Lender then in effect), (y) the Revolving Credit Exposure of such Swingline Dollar Lender shall not exceed its Revolving Commitment and (z) the Company shall not request, and the Swingline Dollar

Lenders shall not make, any Swingline Dollar Loan if, after giving effect to the making of such Swingline Dollar Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or the aggregate outstanding Swingline Dollar Loans would exceed the Swingline Dollar Limit. During the Revolving Commitment Period, the Company may use the Swingline Dollar Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Dollar Loans shall be denominated in Dollars and ABR Loans only.

(b) Subject to the terms and conditions hereof, each Swingline Alternative Currency Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Alternative Currencies (“Swingline Alternative Currency Loans”) to the Borrowers; provided that (x) the Dollar Equivalent of the aggregate principal amount of Swingline Alternative Currency Loans outstanding at any time from any Swingline Alternative Currency Lender shall not exceed the Swingline Alternative Currency Commitment of such Swingline Alternative Currency Lender then in effect (notwithstanding that the Swingline Alternative Currency Loans of such Swingline Alternative Currency Lender outstanding at any time, when aggregated with such Swingline Alternative Currency Lender’s other outstanding Revolving Extensions of Credit, may exceed the Swingline Alternative Currency Commitment of such Swingline Alternative Currency Lender in effect), (y) the Revolving Credit Exposure of such Swingline Alternative Currency Lender shall not exceed its Revolving Commitment and (z) no Borrower shall request, and the Swingline Alternative Currency Lenders shall not make, any Swingline Alternative Currency Loan if, after giving effect to the making of such Swingline Alternative Currency Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or the Dollar Equivalent of the aggregate outstanding Swingline Alternative Currency Loans would exceed the Swingline Alternative Currency Limit. During the Revolving Commitment Period, each Borrower may use the Swingline Alternative Currency Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Alternative Currency Loans shall bear interest at the applicable Swingline Alternative Currency Rate.

(c) Each Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earliest of (i) the Revolving Termination Date, (ii) the 15th Business Day after such Swingline Loan is made and (iii) the last Business Day of a calendar quarter that is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, each Borrower shall repay all Swingline Loans made to it then outstanding.

(d) The Company may appoint from the Lenders additional Swingline Lenders which agree to act in such capacity from time to time, and, in connection therewith, the Swingline Alternative Currency Limit and the Swingline Dollar Limit may be increased in accordance with the respective definitions of such terms; provided, for the avoidance of doubt, that no Lender shall be required to act as an additional Swingline Lender.

2.3 Procedure for Swingline Loan Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that a Swingline Lender make Swingline Loans it shall give such Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by such Swingline Lender not later than 1:00 P.M., Local Time (or, in the case of Swingline Alternative Currency Loans, not later than 11:00 A.M., Local Time)), confirmed promptly in writing (with a copy to the Administrative Agent), specifying (i) the applicable Borrower, (ii) whether such Swingline Loan is to be a Swingline Dollar Loan or a Swingline Alternative Currency Loan, (iii) the currency of such Borrowing, (iv) the applicable Interest Period therefor (if such Borrowing is not in Dollars), (v) the amount to be borrowed (expressed in the requested currency), (vi) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (vii) the account into which the proceeds of such

Borrowing are to be deposited. Each borrowing under a Swingline Commitment shall be in an amount not less than the Dollar Equivalent of $500,000 or (in the case of Swingline Dollar Loans) a whole multiple of $100,000 in excess thereof or (in the case of Swingline Alternative Currency Loans) a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., Local Time (or in the case of Swingline Alternative Currency Loans, such later time as may be specified by the applicable Swingline Alternative Currency Lender), on the Borrowing Date specified in a notice in respect of Swingline Loans, such Swingline Lender shall make available to the applicable Borrower at its office specified in the applicable notice an amount in immediately available funds in the requested currency equal to the amount of the Swingline Loan to be made by such Swingline Lender. Each Swingline Lender shall promptly notify the Administrative Agent of the making of any Swingline Loan.

(b) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of each Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, Local Time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan in the applicable currency (or, only to the extent that a Lender is unable to make such payment in the applicable currency, in Dollars based on the Exchange Rate in effect on the date such payment is made) in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) owed to such Swingline Lender outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Local Time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes each Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.3(b) one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by a Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.3(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.3(b), purchase for cash in the applicable currency an undivided participating interest in the then outstanding Swingline Loans of such Swingline Lender by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the Dollar Equivalent of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the applicable Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all applicable Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.3(b) and to purchase participating interests pursuant to Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against any Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the applicable Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.4 Repayment of Revolving Loans. Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date.

2.5 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period (or any later date on which such Lender has outstanding Revolving Extensions of Credit), computed at the Facility Fee Rate on the average daily amount of the Revolving Commitment (or, following termination of the Revolving Commitments, the Revolving Extensions of Credit) of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date (and on demand following termination of the Revolving Commitments), commencing on the first such date to occur after the Closing Date.

(b) The Company agrees to pay to the Administrative Agent for the account of each Term Lender a ticking fee (the “Ticking Fee”) for the period from and including the 45th day after the Closing Date to the earlier of (i) the Term Loan Borrowing Date and (ii) the date on which the Term Loan Commitments terminate (or are otherwise reduced to zero) (such earlier date, the “Ticking Fee Termination Date”), computed at the Ticking Fee Rate on the undrawn amount of the Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears and on the Ticking Fee Termination Date. For the avoidance of doubt, no ticking fee shall be payable on the unused amount of the Term Loan Commitments for the period from and including the Closing Date to but excluding the 45th day after the Closing Date.

(c) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Commitments. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The Alternative Currency Sublimit shall be reduced concurrently with any reduction of the Total Revolving Commitments ratably based on the amount of the reduction of the Total Revolving Commitments.

(b) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Term Loan Commitments or, from time to time, to reduce the amount of the Term Loan Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Term Loan Commitments then in effect. The Total Term Loan Commitments shall be terminated upon funding of the Term Loans.

2.7 Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., Local Time, (i) one Business Day prior thereto, in the case of ABR Loans (provided that ABR Loans may be prepaid on the same Business Day if notice is received by the Administrative Agent no later than 12:00 P.M., Local Time), and (ii) three Business Days prior thereto, in the case of Eurocurrency Loans, which notice shall specify the date and amount of prepayment and Type of the Loans being prepaid, as applicable; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple in excess thereof. Partial optional prepayments of the Loans shall be ratable as among the Lenders thereof.

2.8 Mandatory Prepayments and Term Loan Commitment Reductions.

(a) If on any date the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Company shall, within five Business Days after notice thereof to the Company from the Administrative Agent, cash collateralize L/C Obligations and/or prepay (or cause any Foreign Subsidiary Borrower to prepay) Revolving Loans in an aggregate amount equal to such excess. If on any Exchange Rate Date, the Dollar Equivalent of the Total Revolving Extensions of Credit attributable to Alternative Currency Loans and Alternative Currency Letters of Credit exceed the Alternative Currency Sublimit by 5% or more, then within five Business Days after notice thereof to the Company from the Administrative Agent, the Company shall (or shall cause any Foreign Subsidiary Borrower to) prepay Alternative Currency Loans and cash collateralize L/C Obligations in respect of Alternative Currency Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.8 shall be construed to require the Administrative Agent to calculate compliance under this Section 2.8 other than at the times set forth in Section 2.8.

(b) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and/or the reduction of the Term Loan Commitments as set forth in Section 2.8(d).

(c)

(i) If on any date any Group Member shall receive Net Cash Proceeds from any Material Asset Sale or Material Casualty Event, the Company shall apply an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.8(d) on or prior to the date which is five Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no prepayment or Term Loan Commitment reduction shall be required with respect to such Net Cash Proceeds that the Company or any Restricted Subsidiary shall reinvest in accordance with Section 2.8(c)(ii); provided, further, that to the extent required by the terms of any pari passu bonds or pari passu term loans of the Company permitted by Section 7.2(m) that are secured by the Collateral, the Company may, in lieu of prepaying Term Loans or reducing Term Loan Commitments with such Net Cash Proceeds, apply a portion of such Net Cash Proceeds (based on the respective principal amounts at such time of (x) such pari passu bonds or pari passu term loans and (y) the Term Loans or unutilized Term Loan Commitments) to repurchase or redeem such pari passu bonds or pari passu term loans with the remaining amount of such Net Cash Proceeds to be applied to prepay Term Loans or reduce the Term Loan Commitments.

(ii) With respect to any Net Cash Proceeds realized or received with respect to any Material Asset Sale or Material Casualty Event, at the option of the Company, any Group Member may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Company’s or a Restricted Subsidiary’s business within (x) 360 days following receipt of such Net Cash Proceeds or (y) if any Group Member enters into a legally binding commitment to reinvest such Net Cash Proceeds within 360 days following receipt thereof, within 180 days following the last day of such 360-day period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.8(c)(i) within five Business Days after the end of the applicable time period set forth above.

(d) Amounts to be applied in connection with prepayments of Term Loans made pursuant to Section 2.7 and this Section 2.8 and reductions of the Term Loan Commitments pursuant to this Section 2.8 shall be applied, first, to the prepayment of the Term Loans (on a pro rata basis) in direct order of maturity (unless a particular Facility requires a less favorable treatment) and, second, to reduce permanently the unused Term Loan Commitments. The application of any prepayment pursuant to this Section 2.8 shall be made, first, to ABR Loans and, second, to Eurocurrency Loans. Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.9 Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date. Each Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such in the same currency upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and no Eurocurrency Loan denominated in an Alternative Currency may be continued as such with an Interest Period longer than one month when any Event of Default has occurred as is continuing without the consent of the Administrative Agent, and provided, further, that if a Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans if denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if denominated in an Alternative Currency, shall be continued as such in the same currency with a one month Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) For the avoidance of doubt, the conversion and continuation provisions of this Section 2.9 shall not apply to Swingline Alternative Currency Loans and the terms of Section 2.2 shall control the repayment and reborrowing of such Swingline Alternative Currency Loans.

2.10 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than twenty Eurocurrency Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.11(e), each Eurocurrency Loan (other than Swingline Alternative Currency Loans) shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Subject to the provisions of Section 2.11(e), each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Subject to the provisions of Section 2.11(e), each Swingline Alternative Currency Loan shall bear interest at a rate per annum equal to the Swingline Alternative Currency Rate, and each Swingline Dollar Loan shall bear interest at a rate per annum equal to the Swingline Dollar Rate.

(d) Subject to the provisions of Section 2.11(e), each Alternative Currency Loan shall be subject to customary adjustments if and to the extent Loans denominated in such Alternative Currencies are customarily priced on a Eurocurrency Base Rate basis plus an additional cost.

(e) Any Loans, Reimbursement Obligations and other Obligations under the Loan Documents not paid when due shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or and (ii) in the case of any other Obligation, the rate then applicable to ABR Loans under the Revolving Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand.

2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (x) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (y) Loans denominated in Pounds Sterling, the interest thereon (in the case of both clauses (x) and (y)) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be presumptively correct and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for an applicable currency for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate for a currency determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurocurrency Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any Loans denominated in Dollars that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any Eurocurrency Loans denominated in the affected Alternative Currency may not be continued and shall be repaid on the last day of the current Interest Period; provided that (i) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Types of Borrowings shall be permitted and (ii) if the circumstances giving rise to such notice affect only one currency, then Borrowings in other permitted currencies shall be permitted. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exist), no further Eurocurrency Loans of the affected Type shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to such Type of Eurocurrency Loans. The provisions of this Section 2.13 shall apply to Swingline Alternative Currency Loans, mutatis mutandis.

2.14 Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, (i) each payment by any Borrower on account of any fee payable to Lenders with respect to the respective Revolving Commitments and Revolving Loans and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the relevant Lenders entitled thereto and (ii) each payment by the Company of any fee payable to Lenders with respect to the Term Loan Commitments and Term Loans and any reduction of the Term Loan Commitments shall be made pro rata according to the Term Loan Percentage of the relevant Lenders.

(b) Except as otherwise provided herein, each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.8 shall be applied to the remaining installments of the Term Loans in direct order of maturity.

(c) Except as otherwise provided herein, each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders entitled thereto.

(d) All payments (including prepayments) to be made by each Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or the applicable Alternative Currency and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. All payments hereunder shall be made in Dollars except payments of principal of and interest on any Alternative Currency Loan and reimbursement of any payment made by an Issuing lender pursuant to a Letter of Credit denominated in an Alternative Currency and interest thereon shall be paid in the applicable currency. If, for any reason, a Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, at the option of the Administrative Agent be redenominated in Dollars on the date due thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall at the option of the Administrative Agent be redenominated in Dollars on the due date therefore (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of borrowing therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Overnight Rate for the applicable currency and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for such currency, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable thereto, within three Business Days after demand therefor from the Company.

(f) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum equal to the Overnight Rate for the applicable currency. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(c), 2.3(d), 2.14(e), 2.14(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, any Swingline Lender or any Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(h) The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. This Section 2.14 is subject to Section 1.5.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i) shall subject any Lender or Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and Taxes described in clauses (1) through (4) of Section 2.16(a);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions (or participations therein) of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), such Lender or Issuing Lender), by an amount that such Lender (or, in the case of (i), such Lender or Issuing Lender) reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender (or, in the case of (i), such Lender or Issuing Lender), within 30 days after receipt of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or Issuing Lender) for such increased cost or reduced amount receivable. If any Lender (or, in the case of (i), any Lender or Issuing Lender) becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, by the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

2.16 Taxes. (a) All payments made by or on account of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, addition to tax or penalties applicable thereto), excluding (1) income taxes and franchise taxes (imposed in lieu of net income taxes) and taxes imposed on or measured by a Credit Party’s net profits if such tax is imposed as a result of a present or former connection between such Credit Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the such Credit Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (2)

Taxes that are attributable to a Credit Party’s failure to comply with the requirements of paragraphs (d), (e) or (f) of this Section 2.16 or (3) United States withholding taxes imposed on amounts payable to the Credit Party at the time such Credit Party becomes a party to this Agreement or changes its applicable lending office, except to the extent that such Credit Party’s assignor (if any) was entitled, at the time of assignment, or such Lender was entitled at the time of such change in lending office, to receive additional amounts from the applicable Loan Party with respect to such withholding taxes pursuant to this paragraph (a) or (4) any U.S. federal withholding Taxes imposed under FATCA; provided that, if any such non-excluded taxes imposed on payments by or on account of any Loan Party under any Loan Document (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to a Credit Party hereunder or under any other Loan Document, the amounts so payable to such Credit Party shall be increased to the extent necessary to yield to the Credit Party, after such withholding has been made (including such withholdings applicable to additional sums payable under this Section 2.16), an amount equal to the sum which would have been received had no such withholding been made.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as reasonably possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, (i) a certified copy of an original official receipt received by such Loan Party showing payment thereof or (ii) if such Loan Party reasonably determines that it is unable to provide a certified copy of such receipt, a certificate as to the amount of such payment. Such certified copy or certificate as to the amount of such payment or the liability delivered by such Loan Party shall be conclusive absent manifest error. The Loan Parties shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) Each Credit Party (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver on or before the date on which it becomes a party to this Agreement to the applicable Borrower and the Administrative Agent (or, in the case of a Participant, to the Administrative Agent and the Lender from which the related participation shall have been purchased) (i) two executed originals of U.S. Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E, as applicable claiming eligibility for benefits of an income tax treaty to which the United States is a party, IRS Form W-8ECI or IRS Form W-8IMY (accompanied by applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and two copies of the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income Tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation necessary to enable the applicable Loan Party or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon request of the applicable Borrower or the Administrative Agent. Furthermore, if a payment made to a Lender under any

Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent and the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Company as may be necessary for the Withholding Agent and each Borrower to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall promptly notify the applicable Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the applicable Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). In addition, each Non-U.S. Lender shall deliver such forms or certifications described in this Section 2.16(d) promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender pursuant to this Section 2.16(d). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph (i) that such Lender is not legally able to deliver or (ii) that, in such Lender’s reasonable judgment, would materially prejudice the commercial or legal position of such Lender (other than such forms set forth in prong (i) or (ii) of the first sentence, or the third sentence, of this Section 2.16(d)).

(e) A Credit Party that is entitled to an exemption from or reduction of non-U.S. withholding Tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the applicable Borrower (or the Administrative Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the commercial or legal position of such Lender.

(f) Any Credit Party that is a United States person shall deliver to the applicable Borrower (with a copy to the Administrative Agent) on or before the date on which it becomes a party to this Agreement a duly completed and signed original IRS Form W-9 (or successor form) establishing that the Credit Party is organized under the laws of the United States and is not subject to backup withholding. Each Credit Party shall deliver such form promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Credit Party pursuant to this Section 2.16(f).

(g) If a Credit Party determines, in its sole discretion (exercised in good faith), that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), within 45 Business Days of the determination that such Loan Party is entitled to such refund; provided, that such Loan Party, upon the request of the Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or to any other Person.

(h) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to indemnify for Non-Excluded Taxes and Other Taxes) that are payable or paid by the Administrative Agent and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participation Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.13), (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to such Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16.

2.19 Incremental Facility. (a) Each Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans or an increase in the amount of the Term Loan Facility (each an “Incremental Term Facility”) or one or more additional revolving facilities or letter of credit facilities or an increase in the amount of the Revolving Facility (each, an “Incremental Revolving Facility”; together with the Incremental Term Facilities, each an “Incremental Facility”), provided that (i) at the time and after the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall have occurred and be continuing, (ii) the Company shall be in compliance with the covenants contained in Section 7.1 determined on a pro forma basis as of the last day of the most recent period of the Company for which financial statements are available as if any term loans under such Incremental Facility had been outstanding and any revolving commitment under such Incremental Facility (to the extent available to make Loans) had been fully used on the last day of such period, and (iii) the aggregate principal amount of the Incremental Facilities shall not exceed the greater of (x) $750,000,000 and (y) such higher amount if, after giving effect thereto (including funding thereof in the case of an Incremental Term Facility and the funding of loans expected to be borrowed on the effective date thereof in the case of an Incremental Revolving Facility), the Consolidated Leverage Ratio determined on a pro forma basis would be less than 1.50 to 1.00. Each Incremental Facility shall be in an aggregate principal amount that is not less than $50,000,000 unless approved by the Administrative Agent (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the preceding sentence). Any negative or financial covenants applicable to an Incremental Facility that are more restrictive than those contained in this Agreement shall be deemed to be incorporated in this Agreement, mutatis mutandis, except (x) in the case of an Incremental Revolving Facility, to the extent they do not by their nature apply or relate to any then-existing Facility or apply only to periods after the commitment termination date of the Revolving Facility or any other revolving Facility and (y) in the case of an Incremental Term Facility, to the extent they do not by their nature apply or relate to any then-existing Facility or apply only to periods after the Latest Maturity Date. Any Incremental Facility shall be ratably secured with the Obligations.

(b) (i) Any Incremental Revolving Facility shall not mature earlier than the commitment termination date of the Revolving Facility or any other revolving Facility nor have a weighted average life which is shorter than the then remaining weighted average life of the Revolving Facility, (ii) the terms and conditions applicable to any Incremental Revolving Facility (other than with respect to maturity, which shall be governed by the preceding clause (i)) shall be the same as those applicable to the Revolving Facility other than interest rate margins and commitment/facility fees, such terms and conditions which do not apply or relate to any then-existing Facility, terms that are only applicable to periods after the commitment termination date of the Revolving Facility or any other revolving Facility or other terms reasonably satisfactory to the Administrative Agent and (iii) the Applicable Margin and commitment/facility fees relating to any Incremental Revolving Facility shall be as agreed by the Company and the Lenders providing such Incremental Revolving Facility.

(c) (i) Any Incremental Term Facility shall not mature earlier than the Latest Maturity Date nor have a weighted average life to maturity which is shorter than the remaining weighted average life to maturity of the Term Loans, (ii) the terms and conditions applicable to any Incremental Term Facility (other than with respect to the maturity, which shall be governed by the preceding clause (i)

and as set forth below) shall be the same as those applicable to the Term Loans other than (w) the interest rate margins (subject to clause (iii) below) and original issue discount or upfront fees (if any), interest rate floors (if any), and amortization schedule (subject to clause (i) above) applicable to the Incremental Term Facilities, (x) terms that are only applicable to periods after the Latest Maturity Date, (y) terms and conditions which do not apply to any then-existing Facility and (z) other terms reasonably satisfactory to the Administrative Agent and (iii) the interest rate margins and original issue discount or upfront fees and interest rate floors shall be determined by the Company and the Lenders of the Incremental Term Facility, provided that in the event that the yield on any Incremental Term Facility (taking into account interest rate margins, upfront fees and original issue discount on such term loans, with upfront fees and original issue discount equated to interest rate margins based on an assumed four year life to maturity, but excluding upfront fees, ticking fees, arranging fees and any other fees not paid to the market generally) (the “Incremental Yield”) exceeds the yield on the Term Loan Facility by more than 0.50%, in each case as determined by the Administrative Agent, then the interest rate margins for the Term Loans shall automatically be increased to a level, or fees shall be paid to the Term Lenders, such that the yield on the Term Loans shall be 0.50% below the Incremental Yield; provided that if such Incremental Term Facility includes a minimum Eurocurrency Rate and such minimum Eurocurrency Rate is greater than the Eurocurrency Rate in effect for a three-month interest period at such time, such increased amount (above the greater of such minimum Eurocurrency Rate and such Eurocurrency Rate) shall be equated to interest rate for purposes of determining the Incremental Yield; provided, further, that if such Incremental Term Facility includes a minimum ABR and such minimum ABR is greater than the ABR in effect at such time, such increased amount (above the greater of such minimum ABR and such ABR) shall be equated to interest rate for purposes of determining the Incremental Yield.

(d) Subject to the other provisions of this Section 2.19, any Incremental Facility shall otherwise be on terms and pursuant to documentation to be determined by the Company and the Persons willing to provide such Incremental Facility, provided that to the extent such terms and documentation are not consistent with the then existing Facilities (other than with respect to pricing, amortization and maturity and except as permitted by the preceding paragraphs (b) and (c)) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums). Each notice from the Company pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Incremental Facility and the Lenders or other Persons willing to provide the Incremental Facility. Each Incremental Facility may be provided by any existing Lender or by any Eligible Assignee selected by the Company (any such other financial institution or fund being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Incremental Facility if such consent would be required under Section 10.6 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower(s), each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent pursuant to Section 10.1(e) hereof. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.19. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making of an Extension of Credit or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue (i) on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a) and (ii) on the Term Loan Commitment of such Defaulting Lender pursuant to Section 2.5(b);

(b) the Commitment, Revolving Extensions of Credit and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any waiver, amendment or modification increasing the amount or extending the expiration date of such Defaulting Lender’s Revolving Commitment, reducing the stated rate of any interest payable hereunder to such Defaulting Lender or extending the scheduled date of any payment thereof to such Defaulting Lender that would, absent this Section 2.20(b), require the consent of such Defaulting Lender pursuant to Section 10.1 shall require the consent of such Defaulting Lender.

(c) if any Swingline Exposure or L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x)(1) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (2) each non-Defaulting Lender’s Revolving Extensions of Credit plus its Revolving Percentage of such Defaulting Lender’s Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment and (y) the conditions set forth in Section 5.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth the last paragraph of Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to this Section 2.20(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loans or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 10.1(d)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Revolving Loan or Term Loan, as applicable, in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans or Term Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligation under a Facility in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders under such Facility pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender under such Facility.

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to each Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder; provided this paragraph shall not apply if the Swingline Exposure and L/C Exposure of such Lender is reallocated among non-Defaulting Lenders and/or cash collateralized so that the Swingline Lenders and Issuing Lender do not have any risk in respect of such Lender.

In the event that the Administrative Agent, the Company, each Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.21 Extension Offers. (a) The Company may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Facilities (each Facility subject to such an Extension Offer, an “Extension Request Facility”), in each case to extend the final maturity date of such Lenders’ respective Loans and commitments under such Facility to a later maturity date and to make one or more other Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such Extension Offer shall set forth the terms and conditions of the requested Extension Permitted Amendments, the date on which the Extension Agreement (as defined below) is requested to become effective (which date shall be acceptable to the Administrative Agent) and such other principal terms on which the Company proposes to enter into the Extension Agreement. Extension Permitted Amendments shall become effective only with respect to the Loans and commitments of the Lenders of the Extension Request Facility that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and commitments of such Extension Request Facility. No Lender shall have any obligation to accept any such Extension Offer.

(b) The Company, each Accepting Lender and the Administrative Agent shall execute and deliver an amendment agreement (the “Extension Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension Permitted Amendments and the terms and conditions thereof and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender; provided that no Extension Agreement may alter the rights of any Lender (other than the applicable Accepting Lenders) in any manner that would not be permitted under Section 10.1 without the consent of such Lender unless such consent shall have been obtained. The effectiveness of any Extension Agreement shall be subject to the satisfaction on the date of the effectiveness thereof of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making of an Extension of Credit or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Extension Agreement) and such other conditions as the parties thereto shall agree. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of an Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21, including any amendments necessary to treat the applicable Loans and/or commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender and each applicable Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan under the applicable Facility as between the commitments of such new “Facility” and the remaining Revolving Commitments under the applicable Facility shall be made on a ratable basis as between the commitments of such new “Facility” and the remaining Revolving Commitments under such Facility and (ii) the Revolving Commitment Period and the Revolving Termination Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each applicable Issuing Lender and each applicable Swingline Lender, as applicable.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit and bank guarantees in customary form (collectively, “Letters of Credit”) for the account of the Company (or jointly for the account of the Company and a Restricted Subsidiary) on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the Dollar Equivalent of the Total L/C Limit, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, (iii) the aggregate Dollar Equivalent of Alternative Currency Loans and Alternative Currency L/C Exposure would exceed the Alternative Currency Sublimit or (iv) the L/C Exposure in respect of Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment. Each Letter of Credit shall (i) be denominated in Dollars or, if approved by the Issuing Lender, an Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) (1) the date that is five Business Days prior to the Revolving Termination Date or (2) the date that is one year after the Revolving Termination Date, provided that no later than the 60th day prior to the Revolving Termination Date (or for any Letters of Credit issued after such date, the date of issuance), the Company shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request, including the currency in which such Letter of Credit is to be denominated. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days (or four Business Days in the case of a Letter of Credit denominated in an Alternative Currency) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the second Business Day after the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the second Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars (or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency or in Dollars based on the Exchange Rate in effect on the date payment is made, as selected by the Issuing Lender) and in immediately available funds. Interest shall be payable on any such amounts in the applicable currency from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(e).

3.6 Obligations Absolute. The Company’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Company also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Company’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Cash Collateralization. If on any date the Dollar Equivalent of the L/C Obligations exceeds the L/C Commitment by more than 105%, then the Company shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

3.10 Currency Adjustments.

(a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.

(b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to Section 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the Issuing Lender shall convert (on a Business Day determined by the Issuing Lender) the Company’s obligation under Section 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars. The Dollar amount of the reimbursement obligation of the Company and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs.

3.11 Existing Letters of Credit. On and as of the Closing Date, all letters of credit issued under the Existing Credit Agreement which are outstanding on the Closing Date (the “Existing Letters of Credit”) will constitute Letters of Credit under this Agreement and for purposes hereof and will be deemed to have been issued for the account of the Company on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby jointly and severally represents and warrants to the Agents and each Lender that:

4.1 No Change. Since December 31, 2013, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect (it being agreed that solely for purposes of this Section 4.1 no change in automotive industry conditions or in banking, financial or capital markets on and after such date which does not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, shall have a Material Adverse Effect).

4.2 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing (or the functional equivalent thereof in the case of Foreign Subsidiaries) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (or the functional equivalent thereof in the case of Foreign Subsidiaries) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of (c) and (d) when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.3 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

4.5 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against any Loan Party or against any of their respective properties or revenues (including with respect to the Loan Documents) that would reasonably be expected to have a Material Adverse Effect.

4.6 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.7 Ownership of Property; Liens. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party has title in fee simple to, or a valid leasehold, subleasehold, license or other interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property, except for minor encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes is subject to any Lien except as permitted by Section 7.3.

4.8 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no claim has been asserted and is pending by any Person against any Loan Party challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party, nor does the Company know of any valid basis for any such claim; and to the knowledge of the Company, no use by each Loan Party of any of its Intellectual Property infringes on the rights of any Person.

4.9 Taxes. Each Loan Party has filed or caused to be filed all federal and material state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (except any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Loan Party).

4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Company (and each other applicable Borrower) will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.11 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been, in all material respects, paid or accrued as a liability on the books of the relevant Loan Party.

4.12 ERISA. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.

4.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur the Indebtedness to be incurred hereunder.

4.14 Subsidiaries. As of the date hereof, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary.

4.15 Use of Proceeds. The proceeds of the Term Loans shall be used to (a) to replace and refinance outstanding Indebtedness, (b) for working capital and general corporate purposes, (c) to finance a portion of the Eagle Ottawa Acquisition and (d) to pay related fees and expenses related to the foregoing. The proceeds of the Revolving Loans shall be used (a) to replace and refinance the outstanding loans made under the Existing Credit Agreement and to pay fees and expenses in connection therewith and (b) for working capital and general corporate purposes. The proceeds of the Loans shall not be used to purchase or carry margin stock for any purpose that violates the Regulations of the Board.

4.16 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Company, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by any Loan Party of, or could give rise to liability of any Loan Party under, any Environmental Law;

(b) no Group Member has received any written or, to the knowledge of the Company, oral notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years by any Loan Party or, to the knowledge of the Company, other Person or, to the knowledge of the Company, any prior time in violation of, or in a manner or to a location that could give rise to liability of any Loan Party under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years by any Loan Party or, to the knowledge of the Company, other Person or, to the knowledge of the Company, any prior time in violation of, or in a manner that could give rise to liability of any Loan Party under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Loan Party or, to the knowledge of the Company, other Person under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the last five years or, to the knowledge of the Company, any prior time in violation of or in amounts or in a manner that could give rise to liability of any Loan Party under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Company, at all prior times been in compliance, with all Environmental Laws, and there is no contamination at, under or about the Properties that could give rise to liability of any Loan Party or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability by contract or, to the knowledge of the Company, operation of law, of any other Person under Environmental Laws.

4.17 Accuracy of Information, etc. No factual statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents other than any projections or pro forma information, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrowers and not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

4.18 Financial Statements. The (i) audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 and the related statements of income and cash flow for the fiscal year ending on such date and (ii) unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 27, 2014 and the related statements of income and cash flow for the fiscal quarter ending on such date, each as heretofore furnished to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Company, are complete and correct in all material respects and fairly present the financial condition of the Company and its Subsidiaries on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Company on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

4.19 Insurance. All policies of insurance of any kind or nature owned by or issued to each Loan Party, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, property and liability insurance, are (a) in full force and effect except to the extent commercially reasonably determined by the Company not to be necessary pursuant to clause (b) of this Section 4.19 or which is not material to the overall coverage and (b) are of a nature and provide such coverage as in the reasonable opinion of the Company, is sufficient and is customarily carried by companies of the size and character of the Loan Parties.

4.20 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a) together with payment of any filing or recordation fees, or, with respect to after-acquired property, when the requirements set forth in Section 6.9 have been complied with, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (except for registration of and application for Intellectual Property filed outside the United States) to the extent such Lien can be perfected by the filing of financing statements under the applicable UCC, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3, and in the case of Collateral constituting Pledged Stock, inchoate Liens arising by operation of law and Liens permitted by Section 7.3(m)), in each case, to the extent required by the Guarantee and Collateral Agreement.

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Property described therein, and when the Mortgages are filed in the offices specified on Schedule 4.20(b), each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the subject Mortgaged Property, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3). Schedule 1.1B lists, as of the date hereof, each parcel of owned real property located in the United States and held by the Company or any of the Guarantors that has a fair market value estimated in good faith by the Company, in excess of $5,000,000 (each, a “Mortgaged Property”).

4.21 Solvency. After giving effect to the occurrence of the Closing Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith, the Company is Solvent.

4.22 Regulation H. Except as disclosed in Schedule 4.22, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

4.23 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and duly appointed agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company its directors and duly appointed agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any duly appointed agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of any Loan or Letter of Credit will be used in violation of Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Closing Date. The agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Company and each Guarantor.

(b) Closing Certificate. The Administrative Agent shall have received a Closing Certificate (together with all attachments thereto) from each Loan Party, dated as of the Closing Date, and a solvency certificate from the chief financial officer of the Company, dated as of the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d) Legal Opinions of Counsel to the Company. The Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Company and its Subsidiaries.

(e) Refinancing of Existing Credit Agreement. The Existing Credit Agreement shall have been refinanced, amended and restated pursuant to this Agreement.

(f) Projections. The Company shall have delivered projections through December 31, 2017 prepared in good faith on the basis of the assumptions stated therein.

(g) Financial Statements. The Lenders shall have received (i) an unaudited pro forma consolidated balance sheet and statement of operations of the Company and its Subsidiaries dated as of August 2014 and (ii) audited consolidated balance sheets of Eagle Ottawa and its Subsidiaries as at the end of, and related audited consolidated statements of net income (loss) and cash flows of Eagle Ottawa and its Subsidiaries for, the fiscal years ended November 30, 2012 and November 30, 2013.

(h) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(i) Patriot Act and “Know Your Customer” Information. The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”).

(j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 and the corresponding section of the Mortgages.

(k) Pledged Stock; Stock Powers. The Collateral Agent shall have received (or have made arrangements to receive) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, in each case of the foregoing, to the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement.

(l) Flood Insurance. The Administrative Agent shall have received in respect of each Mortgaged Property (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and located in a special flood hazard area, (2) is written in an amount that is reasonably acceptable to the Administrative Agent and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each of the Mortgaged Properties (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each Loan Party relating thereto in the event any such Mortgaged Properties are located within a special flood hazard area).

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the ratable benefit of the Lenders, a perfected Lien (or in the case of the Mortgages, a valid Lien) on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form to the satisfaction of the Collateral Agent for filing, registration or recordation; provided that any such actions with respect to Mortgages shall be completed on a post-closing basis pursuant to Section 6.12.

5.2 Each Extension of Credit. The agreement of each Lender to make the Extension of Credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (except to the extent waived by the Required Lenders):

(a) Representations and Warranties. Each of the representations and warranties (other than the representations and warranties made after the Closing Date in Sections 4.1 and 4.5) made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c) Foreign Subsidiary Information. If such requested Extension of Credit is the initial Loan to be made to any Foreign Subsidiary Borrower that is not a party to this Agreement on the Closing Date, the Administrative Agent shall have received (with a copy for each Lender) (i) a Foreign Subsidiary Opinion in respect of such Foreign Subsidiary Borrower and information with respect to such Foreign Subsidiary Borrower of the type described in paragraph (d) of Section 5.1 and (ii) all documentation and other information with respect to such Foreign Subsidiary Borrower of the type described in paragraph (i) of Section 5.1.

SECTION 6. AFFIRMATIVE COVENANTS

Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent to be provided to each Lender:

(a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit or other material qualification or exception, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the fiscal quarter ended on or about September 30, 2014, the unaudited consolidated and consolidating (on the same consolidating basis, if any, as the Company delivers to the holders of its Permitted Notes) balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (on the same consolidating basis, if any, as the Company delivers to the holders of its Permitted Notes) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Company, as being fairly stated in all material respects; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clause (f), to the relevant Lender):

(a) [Reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of the Company stating that the Responsible Officer executing such certificate on behalf of the Company has no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein, including calculations in reasonable detail with respect to compliance with Section 7.1, and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the

Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Domestic Subsidiary (other than an Immaterial Domestic Subsidiary) acquired or created, including name and jurisdiction of organization, and (3) a description of any Person that has become a Loan Party, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d) within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC including, without limitation, any press release providing earnings guidance;

(e) to the Administrative Agent on behalf of each Required Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Loan Party or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan; and

(f) promptly, subject to applicable confidentiality agreements of the Group Members, such reasonably available additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, the Administrative Agent and Lenders on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent); provided, that at the request of the Administrative Agent, the Company shall provide by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall register through the Company’s website using the following link (http://ir.lear.com/alerts.cfm) to receive email alerts for all press releases and all SEC Filings (such alerts, the “Email Alerts”). Until the Administrative Agent provides written notice to a Responsible Officer of the Company that the Administrative Agent has unsubscribed from such Email Alerts, the Company shall not be required to notify the Administrative Agent of the posting of any such documents posted on such website.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Taxes, assessments and governmental charges or levies of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP, or, in the case of Foreign Subsidiary Borrowers or other Foreign Subsidiaries, with generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization, with respect thereto have been provided on the books of the Company and its Subsidiaries.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply in all material respects with all Requirements of Law; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and duly appointed agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on its material property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Agents or any Lender (subject to reasonable confidentiality agreements) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants, provided that an officer of the Company shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further that such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Company and its Subsidiaries resulting therefrom.

6.7 Notices. Upon a Responsible Officer learning of the same, promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting any Loan Party (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Event(s) that have occurred, would reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $50,000,000; and

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.8 Environmental Laws. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that no Loan Party shall be deemed in violation of this Section 6.8(b) if it promptly challenges any such order or directive and pursues such challenge or challenges diligently, and the pendency of such challenges, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.9 Additional Collateral, etc.. (a) With respect to any property acquired after the Closing Date by any Domestic Loan Party (other than (x) any property described in paragraph (b) below and (y) any property constituting Excluded Property) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly upon request by the Administrative Agent (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest under the laws of the United States in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent. Notwithstanding anything in this Agreement to the contrary, the Loan Parties will not be required to deliver control agreements with respect to the Collateral.

(b) (i) As soon as possible (and in no event later than 45 days after the delivery of any financial statements under Section 6.1(a) or 6.1(b), for any fiscal period, in the case of Restricted Subsidiaries referred to in the following clause (A) which period may be extended by the Administrative Agent from time to time in its discretion), cause (A) all of the Capital Stock (other than Excluded Property) owned by any Domestic Loan Party to be pledged to the Collateral Agent, pursuant to an amendment to the Security Documents and/or the schedules thereto if reasonably requested by the Administrative Agent, and (B) the Administrative Agent to receive legal opinions of counsel to the Company acceptable to the Administrative Agent covering such matters in respect of such pledges as the Administrative Agent shall reasonably request.

(ii) Notwithstanding the foregoing, cause the Capital Stock of any Special Purpose Subsidiary or Subsidiary of the Company which acts as a purchaser of receivables for a receivables securitization program of the Company and its Domestic Subsidiaries to be pledged as Collateral pursuant to the Security Documents.

(c) As soon as possible (and in no event later than 45 days after the delivery of any financial statements under Section 6.1(a) or 6.1(b), for any fiscal period, in the case of Restricted Subsidiaries referred to in the following clause (i) which period may be extended by the Administrative Agent from time to time in its discretion), cause (i) each of the Company’s direct or indirect Domestic Subsidiaries (other than (A) an Excluded Subsidiary, (B) an Immaterial Domestic Subsidiary (provided that all Immaterial Domestic Subsidiaries excluded under this clause (B) and clause (b) of the definition of “Guarantor” shall not, following the period described in the first parenthetical phrase of this clause (c), contribute in the aggregate more than 7.5% of Consolidated Assets or more than 7.5% of Consolidated Revenues), (C) a joint venture, (D) a direct holding company of one or more joint ventures, provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of joint ventures or (E) a U.S. Foreign Holdco), to become a Guarantor and Grantor by executing and delivering a joinder or assumption agreement to the Guarantee and Collateral Agreement in a form reasonably requested by the Administrative Agent if such Subsidiary is not then a Guarantor and (ii) opinions of counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent, covering such matters in respect of the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably request to be delivered to the Administrative Agent.

(d) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) in the good faith estimation of the Company of at least $7,500,000 or otherwise not constituting Excluded Property acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), as soon as reasonably possible and in any event within 60 days after such acquisition (or such later times as the Administrative Agent may agree), execute and deliver a Mortgage, in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, covering such real property, creating a Lien on such real property prior and superior in right to all other Liens on such real property (except Liens permitted by Section 7.3), (ii) if reasonably requested by the Administrative Agent, provide the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders with (x) title searches in respect of such real property as well as a current map or plat of an as-built survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Suspension of Collateral Requirements. Notwithstanding any other provisions of the Loan Documents, the Liens on and security interests in the Collateral shall be automatically released, and the Group Members shall have no obligation to create or perfect Liens on and security interests in the Collateral at any time both (x) the Corporate Ratings are at least BBB- (stable) from S&P or Baa3 (stable) from Moody’s and (y) the Liens on and security interests in the Collateral permitted by paragraph (v) of Section 7.3 are released. Promptly following the written request of the Required Lenders at any date on which the preceding sentence does not apply, the Company shall cause the Loan Parties to enter into the Loan Documents and take any actions required by the Loan Documents to create or perfect Liens on and security interests in the Collateral.

6.11 Foreign Subsidiary Borrowers. Cause each Foreign Subsidiary Borrower to be a Wholly Owned Subsidiary, unless approved by the Administrative Agent.

6.12 Post-Closing Covenants. Within 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) furnish to the Administrative Agent:

(a) amendments to each Mortgage with respect to each Mortgaged Property, each in form and substance reasonably acceptable to the Administrative Agent and in form for recording in the applicable Mortgage recording office, executed and delivered by a duly authorized officer of each party thereto;

(b) if requested by the Administrative Agent, a copy of any existing surveys for the Mortgaged Properties;

(c) a title search with respect to each Mortgaged Property;

(d) an opinion of local counsel in the jurisdiction where each Mortgaged Property is located, such opinions to be in form and substance reasonably satisfactory to the Administrative Agent; and

(e) each promissory note (if any) pledged and required to be delivered to the Collateral Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case of the foregoing to the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement.

6.13 Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing and (b) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Section 7.1 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.6 or Section 7.7). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 7. NEGATIVE COVENANTS

Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, they shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Company ending with such fiscal quarter end date to exceed 3.50:1.00:

(b) Consolidated Interest Coverage. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Interest Coverage Ratio for the four consecutive fiscal quarters of the Company ending with such fiscal quarter end date to be less than 2.75:1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) intercompany Indebtedness incurred pursuant to any Investment permitted by Section 7.7(f);

(c) unsecured Guarantee Obligations incurred in the ordinary course of business or with respect to Indebtedness permitted pursuant to this Agreement;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;

(f) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed 10% of Consolidated Assets at any one time outstanding;

(g) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, customs, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(h) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;

(i) letters of credit issued for the account of any Group Member, so long as the sum of (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 7.3(t) below does not exceed the L/C Basket Limit at any time;

(j) obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business;

(k) Indebtedness of a joint venture (including a joint venture which is treated as a Subsidiary as a result of Accounting Standards Codification 810 (Topic 810, “Consolidation”) (or any other Accounting Standards Codification having a similar result or effect)) as long as such Indebtedness is non-recourse to the Company or any other Restricted Subsidiary of the Company (other than a Restricted Subsidiary the sole assets of which are the equity interests in one or more joint ventures); provided that notwithstanding the foregoing joint ventures may create, incur or assume Indebtedness with recourse to the Company or any other Restricted Subsidiary of the Company not to exceed the greater of (x) $450,000,000 and (y) 5% of Consolidated Assets in an aggregate principal amount at any time;

(l) Indebtedness incurred by any Group Member pursuant to working capital lines of credit or any overdraft line or other cash management system;

(m) Indebtedness of the Company consisting of pari passu bonds, pari passu term loans, second lien bonds and second lien term loans of the Company (which may be guaranteed by the Guarantors) containing then current market terms and conditions (but which terms and conditions shall not expressly restrict the ability of the Loan Parties to perform their obligations under the Loan Documents or the ability of the Borrowers to repay the Loans); provided that (i) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof the Consolidated Senior Secured Leverage Ratio (calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered) is less than 2.00:1.00, (ii) in the case of term loans, any negative or financial covenants applicable to such term loans that are more restrictive than those contained in this Agreement shall be deemed to be incorporated in this Agreement, mutatis mutandis, except to the extent they do not by their nature apply or relate to any then-existing Facility and (iii) the final scheduled maturity date of such Indebtedness is no earlier than the Latest Maturity Date and the weighted average life to maturity of such Indebtedness is equal to or longer than the remaining average weighted life of the Revolving Facility (other than for nominal amortization of 1% or less of the principal amount of such Indebtedness per year);

(n) Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) the terms of such transactions and the Group Members party thereto have been approved by the Administrative Agent, (ii) such Indebtedness is not senior in right of payment to the Obligations, (iii) any Lien on Collateral arising pursuant to such transactions is subordinated to the Liens on the Collateral securing the Obligations and (iv) the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 at any time;

(o) Indebtedness incurred by any Group Member in order to finance Permitted Acquisitions;

(p) Seller Debt and Earn-outs incurred in connection with Permitted Acquisitions; provided, that such Seller Debt or Earn-outs in excess of $50 million shall be on terms and conditions reasonably satisfactory to the Administrative Agent at the time they are incurred;

(q) Indebtedness of the Company or any of its Restricted Subsidiaries acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) in an aggregate principal amount not to exceed at any time the greater of (x) $450,000,000 and (y) 5% of Consolidated Assets; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(r) contingent obligations with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 7.7 and purchasers in connection with Dispositions permitted under Section 7.5;

(s) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Indebtedness which serves to refund, replace, extend repurchase, redeem or refinance any Indebtedness permitted under paragraphs (d), (e), (f), (m), (o), (p), (q) or (t) of this Section, or any Indebtedness issued to so refund, replace, extend, repurchase or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Permitted Refinancing Indebtedness”) at or prior to its respective maturity; provided, however, that:

(i) the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter than the weighted average life to maturity of such refinanced Indebtedness at the time of such refunding or refinancing;

(ii) to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Permitted Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced;

(iii) such Permitted Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, extended, repurchased, redeemed or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced; and

(v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced and, if the Liens securing the Indebtedness being refinanced are subject to intercreditor arrangements with the Lenders, any Liens securing such Permitted Refinancing Indebtedness are subject to intercreditor arrangements at least as favorable to the Administrative Agent and the Lenders as the intercreditor arrangements applicable to the Indebtedness being refinanced; and

(t) unsecured Indebtedness of the Company and unsecured Guarantee Obligations of any Guarantor in respect of such unsecured Indebtedness; provided that immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof the Company is in compliance with Section 7.1 (calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered). For the avoidance of doubt, the Administrative Agent, Collateral Agent and each of the Lenders agree that Indebtedness incurred pursuant to this clause (t), the Net Cash Proceeds of which are subject to an Escrow Funding Arrangement, shall not constitute “secured” Indebtedness.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);

(b) landlord’s carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;

(c) (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit, securities or commodities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date and listed on Schedule 7.3(f) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;

(g) Liens securing Indebtedness of the Company or any other Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 120 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;

(h) Liens created pursuant to the Loan Documents;

(i) any interest or title of a lessor under any lease entered into by the Company or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Company or any of its Restricted Subsidiaries;

(k) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;

(l) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Company and all Restricted Subsidiaries) 7.5% of Consolidated Assets at any one time;

(m) Liens on the assets of Foreign Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as the aggregate outstanding principal amount of the obligations for borrowed money secured thereby does not exceed (as to all Foreign Subsidiaries) $75,000,000 at any one time;

(n) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(o) (i) Liens on the assets of joint ventures and their Subsidiaries and on the Capital Stock of joint ventures and their Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as such Liens do not encumber any assets or property of the Company or its Restricted Subsidiaries other than the assets or Capital Stock of such joint ventures and their Subsidiaries, (ii) Liens on the Capital Stock of Unrestricted Subsidiaries and their Subsidiaries securing obligations of such Persons so long as such Liens do not encumber any assets or property of the Company or its Restricted Subsidiaries other than the Capital Stock of such Unrestricted Subsidiaries and their Subsidiaries and (iii) options, put and call arrangements, rights of first refusal and similar rights relating to joint ventures, Unrestricted Subsidiaries and their respective Subsidiaries;

(p) attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments or decrees;

(q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(r) statutory Liens and rights of offset arising in the ordinary course of business of the Company and its Restricted Subsidiaries;

(s) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by Sections 7.2(f) and 7.2(k) and securing other obligations under the agreements governing or relating to such Indebtedness; so long as such Liens do not encumber the Capital Stock of the Company or any of its Restricted Subsidiaries;

(t) pledges of cash or Cash Equivalents or deposits of cash or Cash Equivalents made to support any obligations of the Group Members (including cash collateral to secure obligations under letters of credit permitted pursuant to Section 7.2(i)) so long as (without duplication) the sum of (i) the aggregate undrawn face amount of letters of credit permitted pursuant to Section 7.2(i) above, (ii) any unreimbursed obligations in respect of letters of credit permitted pursuant to Section 7.2(i) above and (iii) the aggregate amount of such pledges and deposits does not exceed the limit set forth in Section 7.2(i);

(u) Liens arising in connection with financing transactions permitted by Section 7.2(n), provided that such liens do not at any time encumber any Collateral unless approved by the Administrative Agent and such Liens otherwise comply with
Section 7.2(n);

(v) Liens on the Collateral securing Indebtedness (and interest and related obligations) permitted under clause (m) of Section 7.2 as long as such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(w) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Company in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.2(q), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company or any of its Restricted Subsidiaries and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;

(x) Liens resulting from cash pooling and cash management arrangements entered into in the ordinary course of business;

(y) Liens on receivables and customary related assets subject to a Receivable Financing Transaction;

(z) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Company in the ordinary course of business;

(aa) Liens, if any, arising under or in connection with Escrow Funding Arrangements;

(bb) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(cc) Liens (i) on cash or Cash Equivalent advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted pursuant to Section 7.5 (or to Dispose of any property in a transaction not constituting a Disposition hereunder);

(dd) Liens on property incurred pursuant to any sale-leaseback transaction permitted hereunder; and

(ee) Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Company may be merged, consolidated with or into or transferred to the Company (provided that the Company shall be the continuing or surviving Person) or with, into or to any Guarantor (provided that the Guarantor shall be the continuing or surviving Person or simultaneously therewith, the continuing Person shall become a Guarantor);

(b) any Subsidiary of the Company that is not a Loan Party may be merged, consolidated, amalgamated, liquidated, wound-up or dissolved or all or substantially all of its property or business Disposed of with, into or to a Restricted Subsidiary that is not a Loan Party;

(c) any Restricted Subsidiary of the Company may Dispose of any or all of its assets to the Company or any Guarantor (upon voluntary liquidation or otherwise);

(d) any Foreign Subsidiary may be merged, consolidated, amalgamated, liquidated, wound up or dissolved or all or substantially all its property or business disposed of with, into or to a Foreign Subsidiary Borrower;

(e) any Disposition otherwise permitted pursuant to Section 7.5 may be completed; and

(f) any Permitted Acquisition otherwise permitted pursuant to Section 7.7 may be completed.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property or property no longer useful in the business of the Company and its Subsidiaries, in each case in the ordinary course of business;

(b) the Disposition of inventory or cash or Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4, Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.7;

(d) the Disposition or issuance of any Subsidiary’s Capital Stock to the Company or any Guarantor;

(e) the licensing and cross-licensing arrangements of technology or other intellectual property in the ordinary course of business;

(f) the Disposition of any property or assets, or the issuance of any Subsidiaries’ Capital Stock, (i) to any Domestic Loan Party and (ii) by any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(g) transfers of property as a result of any Recovery Event;

(h) leases, occupancy agreements and subleases of property in the ordinary course of business;

(i) the Disposition of receivables and customary related assets (i) in connection with a Receivables Financing Transaction, (ii) pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, Foreign Subsidiaries or (iii) in connection with the compromise, write-down or collection thereof;

(j) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Company;

(k) the Disposition of other property (other than receivables and customary related assets) having a net book value not to exceed 15% of Consolidated Assets in the aggregate during any fiscal year of the Company; provided that if the Net Cash Proceeds thereof are reinvested in assets useful in the business of the Company and its Restricted Subsidiaries or used to prepay the Loans in accordance with Section 2.8 within 360 days of receipt thereof, such Disposition shall be disregarded for purposes of calculating the aggregate net book value of assets Disposed of pursuant to this Section 7.5(k) from and after the date of such reinvestment or prepayment;

(l) the Disposition of Investments in IAC;

(m) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(n) Dispositions of any assets acquired pursuant to a Permitted Acquisition and designated as “non-core assets” by notice from the Company to the Administrative Agent within 360 days after the consummation thereof so long as such assets do not constitute more than 25% of the assets acquired in any such Permitted Acquisition;

(o) Dispositions by the Company or any Restricted Subsidiary of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $50,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Company or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration;

(p) Dispositions of Investments in joint ventures and their Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(q) Dispositions of Unrestricted Subsidiaries, including, without limitation, Dispositions of any Indebtedness of, or other Investments in, Unrestricted Subsidiaries.

7.6 Restricted Payments. (A) Declare or pay any dividend (other than dividends payable solely in Qualified Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Restricted Subsidiary of the Company; (B) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the principal of any Junior Indebtedness (other than (i) scheduled payments of principal, (ii) customary mandatory prepayments, mandatory repurchases and mandatory redemptions, (iii) refinancing thereof from the Net Cash Proceeds of Indebtedness permitted by Section 7.2 or Capital Stock of the Company other than Disqualified Capital Stock and (iv) Indebtedness of a class, tranche or series having a principal amount of $25,000,000 or less); or (C) make any Investment ((A), (B) and (C), collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to any Loan Party;

(b) any Restricted Subsidiary may make Restricted Payments to the Group Member that is its parent company so long as, in the case of any Restricted Payment made by a Loan Party, such parent company is also a Loan Party;

(c) any Restricted Subsidiary may make Restricted Payments with respect to the Capital Stock of such Restricted Subsidiary, provided that each Group Member shareholder of such Restricted Subsidiary receives at least its ratable share thereof;

(d) the Company may (i) pay cash in lieu of fractional shares in connection with (x) any conversion of Capital Stock or warrants with respect to Capital Stock of the Company in accordance with their terms, (y) any dividend, split or combination of its Capital Stock or (z) any shares issued to finance any Permitted Acquisition (or similar Investment) and (ii) make cash payments in lieu of fractional shares in connection with any conversion request by a holder of convertible Indebtedness;

(e) as long as no Default or Event of Default exists immediately before or after giving effect thereto, the Company may purchase or redeem its common stock pursuant to its common stock buyback authorization as in effect on the date hereof, make payments in connection therewith or enter into Swap Agreements in connection therewith; provided that the aggregate amount of consideration paid by the Company pursuant to this clause (e) shall not exceed $750,000,000;

(f) as long as no Default or Event of Default exists immediately before or after giving effect thereto, the Company may pay dividends on its Capital Stock in an aggregate amount not to exceed $65,000,000 in any fiscal year;

(g) as long as no Default or Event of Default exists immediately before or after giving effect thereto, the Company may make Restricted Payments in an aggregate amount not to exceed the sum of:

(i) $250,000,000, plus

(ii) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including January 1, 2011 and ending on the last day of the Company’s fiscal quarter immediately preceding the date of such Restricted Payments (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(iii) 100% of the aggregate Net Cash Proceeds received by the Company from (1) any capital contribution to the Company after January 1, 2011 or any issue or sale after January 1, 2011 of Qualified Stock of the Company (other than to any Restricted Subsidiary of the Company) and (2) the issue or sale after January 1, 2011 of any Indebtedness or other securities of the Company convertible into or exercisable for Qualified Stock of the Company that have been so converted or exercised, as the case may be, plus

(iv) the amount of any Unrestricted Subsidiary Returned Investment, plus

(v) the amount of distributions, dividends or Net Cash Proceeds received with respect to the Capital Stock of IAC, minus

(vi) the aggregate amount of Restricted Payments made pursuant to Section 7.6(e);

(h) as long as no Default or Event of Default exists immediately before or after giving effect thereto, the Company may make Restricted Payments of the type described in clause (B) set forth in the introductory paragraph of this Section 7.6 in an aggregate amount not to exceed $250,000,000;

(i) as long as immediately before or after giving effect thereto no Default or Event of Default exists and the Consolidated Leverage Ratio recomputed on a pro forma basis to give effect to such Restricted Payments for the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements are available, is less than 1.5 to 1.0, the Company may make Restricted Payments;

(j) the Company and its Restricted Subsidiaries may make Investments permitted by Section 7.7;

(k) as long as no Default or Event of Default exists immediately before or after giving effect thereto, the Company may redeem, retire or otherwise acquire its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination or employment or consultancy of any such officer, employee, director or consultant, in an amount not to exceed $10,000,000 in any calendar year; and

(l) each Restricted Subsidiary of the Company, or its direct or indirect parent (other than the Company), may repurchase its Capital Stock owned by any of its minority owners upon a direct or indirect sale of such Restricted Subsidiary or of all or substantially all of such Subsidiary’s assets (provided that such sale is permitted under this Agreement).

Notwithstanding the foregoing, nothing in this Section 7.6 shall restrict the repayment of Indebtedness subject to an Escrow Funding Arrangement with the escrowed Net Cash Proceeds of such Indebtedness in the event the associated specified conditions subsequent to release of such Net Cash Proceeds from escrow are not satisfied by the time required with respect thereto.

7.7 Investments. Make any Investment except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash or Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e) Investments in the business of the Company and its Restricted Subsidiaries made by the Company or any of its Restricted Subsidiaries with the proceeds of any Disposition pursuant to Section 7.5(k) or Section 7.5(l) or any Recovery Event; provided that such Investments are made within 360 days of receipt of such proceeds;

(f) intercompany Investments by (i) any Group Member in the Company or any Person that, prior to such investment, is a Guarantor, (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor, (iii) by any Group Member in a Foreign Subsidiary to fund ordinary course of business foreign operations and (iv) by any Domestic Loan Party in any Restricted Subsidiary that is not a Domestic Loan Party, provided that the aggregate amount of Investments permitted under clause (iv) in Restricted Subsidiaries that are organized under the laws of a Specified Jurisdiction shall not exceed 10% of Consolidated Assets at any time in the aggregate plus (as provided in the definition of “Investments”), without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from any Restricted Subsidiary that is organized under the laws of a Specified Jurisdiction, provided further that the contribution of the Capital Stock of a Foreign Subsidiary to a Foreign Subsidiary shall not be deemed to be an Investment;

(g) Investments consisting of Indebtedness permitted by Section 7.2 or arising from the forgiveness of Indebtedness permitted by Section 7.2(b);

(h) prepaid expenses and lease, utility, workers, compensation, performance and other similar deposits made in the ordinary course of business;

(i) Investments (including debt obligations) received in the ordinary course of business by the Company or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments in existence on the Closing Date;

(k) Investments in joint ventures (including a joint venture which is treated as a Subsidiary as a result of Accounting Standards Codification 810 (Topic 810, “Consolidation”) (or any other Accounting Standards Codification having a similar result or effect)), Unrestricted Subsidiaries and non-wholly owned Restricted Subsidiaries in an amount not to exceed 5.0% of Consolidated Assets at any time, plus (as provided in the definition of “Investments”), without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from such Investments;

(l) the Disposition or contribution by the Company and certain of its domestic Subsidiaries of certain metals and electronics assets to its existing Restricted Subsidiaries consistent with the restructuring plan including in the financial projections;

(m) Swap Agreements permitted by Section 7.9;

(n) Investments in Special Purpose Subsidiaries arising or made under Receivable Financing Transactions;

(o) Permitted Acquisitions;

(p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed 7.5% of Consolidated Assets at any time, plus (as provided in the definition of “Investments”), without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from such Investments;

(q) the Eagle Ottawa Acquisition;

(r) Investments permitted by Section 7.6;

(s) Investments arising out of the receipt of non-cash consideration in connection with any Disposition permitted by Section 7.5; and

(t) Investments in existing or potential suppliers and customers from whom the Company reasonably expects to obtain a material commercial benefit; provided that such Investments will not in the aggregate (valued at cost) exceed $50,000,000 at any one time outstanding.

7.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions among Group Members) unless such transaction (a) is otherwise permitted under this Agreement; (b) is in the ordinary course of business of the relevant Group’s Member, upon fair and reasonable terms substantially as favorable to the relevant Group Member as would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate; or (c) involves any Lender or Agent (or their Affiliates) in its capacity as Lender or Agent under this Agreement.

7.9 Swap Agreements. Enter into any Swap Agreement except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar, exchange (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate, or otherwise) or manage market rates with respect to any liability (whether actual or contingent) or investment of any Group Member (including Swap Agreements permitted pursuant to Section 7.6(e)), provided that in each case such agreements are not entered into for speculative purposes.

7.10 Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31.

7.11 Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the obligations under the Loan Documents in full) the ability of the Company or any Domestic Subsidiary that is a Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or any other secured obligation permitted by Section 7.3(c), (d), (g), (t), (w) or (y) (in which case, any prohibition or limitation shall only be effective against (x) in the case of purchase money Liens or Capital Lease Obligations, the assets financed thereby and proceeds thereof and (y) in the case of other secured obligations, the specific assets subject to the Lien securing such obligation), (c) (i) any Unsecured Note Indenture or any agreements governing Indebtedness permitted by Section 7.2(m) and any Guarantee Obligations with respect thereto or any Permitted Refinancing Indebtedness in respect thereof (provided that the prohibition or limitation contained in any agreement referred to in this clause (c)(i) is no less favorable than that which exists in this Agreement) and (ii) any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in the agreement governing such Indebtedness as of the Closing Date), (d) customary provisions in joint venture agreements and similar agreements and any agreement with respect to Indebtedness primarily incurred to finance the acquisition of an interest in a joint venture that restrict the transfer or encumbrance of assets of, or equity interests in, the applicable joint ventures, (e) customary provisions in any agreements governing any Receivable Financing Transaction (in which case, any prohibition or limitation shall only be effective against the assets conveyed thereunder), (f) any agreement governing letters of credit issued in accordance with Section 7.2(i) or any Specified Swap Agreement or Specified Cash Management Agreement containing provisions not more restrictive that the provisions of this Agreement, (g) licenses or sublicenses by the Company and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the intellectual property subject thereto) and (h) customary restrictions in any agreements governing Indebtedness of a joint venture which prohibit the pledge of the assets of, or equity interests in, such joint venture.

7.12 Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Domestic Subsidiary that is a Restricted Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any other

Loan Party, (b) make loans or advances to, or other Investments in, the Company or any other Loan Party or (c) transfer any of its assets to the Company or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, any Unsecured Note Indenture, any agreements governing Indebtedness permitted by Section 7.2(m) and any agreement governing Permitted Refinancing Indebtedness in respect thereof (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in this Agreement) and any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in the agreement governing such Indebtedness as of the Closing Date), (ii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in joint ventures (in which case such restrictions shall relate only to assets of, or equity interests in, such joint venture or any holding company which may hold the Capital Stock of such joint venture), (iii) any restrictions regarding licenses or sublicenses by the Company and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property); (iv) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary to be sold and such sale is permitted hereunder, (v) with respect to restrictions described in clause (a) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(c) hereof; and (vi) with respect to restrictions described in clause (c) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(e) (as long as such restrictions apply to the property financed thereby) and (k) hereof (as long as such restrictions apply only to the assets of the applicable joint venture).

7.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related or incidental thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or similar thereto.

7.14 Use of Proceeds. Use the proceeds of the Loans for purposes other than those described in Section 4.15. No Borrower shall request any Loan or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and duly appointed agents shall not use, the proceeds of any Loan or Letter of Credit (A) to make an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing on or after the occurrence of the Closing Date:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 (other than Sections 7.11 and 7.12) of this Agreement or Section 5.5 of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Company; or

(e) any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans or any intercompany Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or the termination value, as applicable) of which exceeds in the aggregate $75,000,000; or

(f) (i) the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Board of Directors of the Company shall authorize any action set forth in clause (i) above; or (v) the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the

Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall make a general assignment for the benefit of its creditors; provided that all 4% Subsidiaries that are subject to any of the proceedings or actions described in clauses (i) through (vi) of this paragraph (f) shall not at any time contribute in the aggregate more than 5% of Consolidated Assets or more than 5% of Consolidated Revenues; or

(g) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or Liens created by the Loan Documents with respect to a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby other than by reason of the release thereof in accordance with the terms of the Loan Documents; or

(j) a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent and the Collateral Agent as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in its capacity as such, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable.

9.2 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. The Agents and their Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agents. The Agents and their Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents and their Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents and their Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by the any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agents or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys’ fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit. The Administrative Agent may in its discretion resign as Collateral Agent at any time it resigns as Administrative Agent.

9.10 Execution of Loan Documents. The Lenders hereby empower and authorize the Agents, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, any intercreditor agreement contemplated hereby. Each Lender agrees that any action taken by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.11 Collateral Agent. (a) The provisions of Section 9 that apply to the Administrative Agent shall apply, mutatis mutandis, to the Collateral Agent and to any successor Collateral Agent, as applicable; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall have the right to appoint a successor to itself as Collateral Agent and without the consent of any Lender.

(b) The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall not have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC Financing and Continuation Statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

9.12 No Other Duties. None of the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentation Agents or the Co-Syndication Agents identified on the cover page of the Agreement shall have any duties or responsibilities hereunder in their capacities as such.

9.13 Foreign Subsidiary Guaranteed Indebtedness. The provisions of this Section 9 apply to the Administrative Agent and the Collateral Agent with respect to the Additional Guarantee Obligations mutatis mutandis.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise specifically provided for in this Agreement or other Loan Document. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) in connection with the waiver or extension of any mandatory prepayment hereunder, and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Loan Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (v) except as provided herein, release all or substantially all of the Collateral securing the Obligations or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of each Lender; amend, modify or waive any provision of Section 2.2 or 2.3 without the written consent of each Swingline Lender; (vi) release the Company from all or substantially all of its obligations under the Guarantee and Collateral Agreement without the written consent of all Lenders or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing, the Administrative Agent may amend or supplement the Loan Documents without the consent of any Lender or the Required Lenders (but with the consent of the Company to the extent required under the Loan Documents) to cure any ambiguity, defect or inconsistency in the Loan Documents.

(c) Notwithstanding the foregoing, Schedule 1.1C may be amended as follows:

(i) Schedule 1.1C may be amended, following at least five Business Days prior notice to the Administrative Agent, to add Wholly Owned Subsidiaries of the Company organized in jurisdictions reasonably satisfactory to the Administrative Agent as additional Foreign Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Foreign Subsidiary Borrower and the Administrative Agent of a Joinder Agreement providing for any such Subsidiary to become a Foreign Subsidiary Borrower, and (B) delivery to the Administrative Agent of (I) a Foreign Subsidiary Opinion in respect of such additional Foreign Subsidiary Borrower (including as to the applicability of any withholding Taxes) in form and substance reasonably satisfactory to the Administrative Agent, (II) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (III) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii) Schedule 1.1C may be amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon (A) execution and delivery by the Company of a written amendment providing for such amendment and (B) repayment in full of all outstanding Loans of such Foreign Subsidiary Borrower.

(iii) The Administrative Agent agrees to promptly notify the Lenders of any amendment effected pursuant to this Section 10.1(c) (via IntraLinks or such other communication permitted under this Agreement).

(d) The Company shall be permitted to replace any Lender that requests, on behalf of itself or any Participant with respect to which the applicable Borrower has provided its consent for the payment of greater amounts pursuant to Section 10.6(c)(i), any payment under Section 2.15 or 2.16 or that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) or any Lender that becomes a Defaulting Lender or an Affected Lender, or any Lender that does not accept any Extension Offer or any Lender under a Refinanced Facility that does not participate in the applicable Replacement Facility, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Company shall be liable to such replaced Lender under Section 2.17 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and each Issuing Lender, if any, under the applicable Facility, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the processing and recordation fee referred to therein) or in accordance with other procedures established by the Administrative Agent (which may include a deemed assignment by the replaced Lender rather than execution and delivery of an Assignment and Assumption) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

(e) Notwithstanding the foregoing, this Agreement may be amended or amended and restated (x) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the Loans outstanding under the Term Loan Facility, an Incremental Term Facility or any prior Replacement Facility (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iii) all other terms applicable to such Replacement Term Loans shall substantially identical to, or less favorable to the Lenders providing, such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date and (y) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Revolving Loans (as defined below) to permit the refinancing of any Refinanced Term Loans or the Revolving Facility (“Refinanced Revolving Facility” and collectively with Refinanced Term Loans, “Refinanced Facilities”) with a replacement revolving facility hereunder (“Replacement Revolving Facility” and collectively with Replacement Term Loans, “Replacement Facilities”); provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Refinanced Term Loans or such Refinanced Revolving Facility, as applicable, (ii) the final maturity date of such Replacement Revolving Facility shall be no earlier than the last scheduled maturity date of such Refinanced Term Loans or the commitment termination date of such Refinanced Revolving Facility, as applicable, (iii) if refinancing or replacing Refinanced Term Loans, the Replacement Revolving Facility shall be fully drawn on the closing date thereof and the proceeds of the Replacement Revolving Facility shall be used to repay the outstanding Refinanced Term Loans, (iv) if refinancing or replacing a Refinanced Revolving Facility, the Replacement Revolving Facility shall refinance or replace the entire Refinanced Revolving Facility and shall be drawn on the closing date thereof to the extent necessary to repay, and the proceeds of such draw under the Replacement Revolving Facility shall be used to the extent necessary to repay, the outstanding amounts under the Refinanced Revolving Facility and (v) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Company, the Administrative Agent and the Persons willing to provide such Replacement Revolving Facility, provided that to the extent such terms and documentation are not consistent with the applicable Refinanced Facility (other than with respect to pricing) they shall be reasonably satisfactory to the Administrative Agent.

(f) In addition, notwithstanding the foregoing, this Agreement, including this Section 10.1, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.19 in order to add any Incremental Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under Incremental Facility to share ratably with the Revolving Facility in prepayments pursuant to Sections 2.7 and 2.8), the Guarantee and Collateral Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that the Incremental Facility is appropriately incorporated (including this Section 10.1).

(g) Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent and the Company, in their sole discretion, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not directly and adversely affect the obligations of any Lender or Issuing Lender and (ii) permit additional Domestic Subsidiaries (excluding any U.S. Foreign Holdcos) of the Company to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document. Upon the request of the Company, the Administrative Agent shall release any Guarantor from the Guarantee and Collateral Agreement if such Guarantor ceases to qualify as a Guarantor (in accordance with the definition of such term as provided herein).

(h) Notwithstanding the foregoing, this Agreement may be amended with the consent of the Company, the Administrative Agent and the applicable Swingline Lenders in order to increase the Swingline Alternative Currency Limit and the Swingline Dollar Limit (to the extent set forth in the respective definitions thereof) and the related Swingline Alternative Currency Commitments and Swingline Dollar Commitments.

(i) Notwithstanding the foregoing, this Agreement may be amended in accordance with Section 2.19 (including as contemplated by an Incremental Amendment in accordance with such section) and Section 2.21 (including as contemplated by an Extension Agreement in accordance with Section 2.21 evidencing Extension Permitted Amendments).

(j) Notwithstanding the foregoing, this Agreement may be amended by the Administrative Agent and Company as contemplated by Section 1.5 in order to fully effectuate the transactions contemplated by such section.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Collateral Agent and the Swingline Alternative Currency Lender, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Shari L. Burgess
Telecopy: (248) 447-1593
Telephone: (248) 447-1580
Email: sburgess@lear.com

With copies to:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Terrence B. Larkin
Telecopy: (248) 447-5126
Telephone: (248) 447-5123
Email: TLarkin@lear.com

With copies to (which shall not constitute a
notice hereunder):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601-9703
Telecopy: (312) 558-5989
Telephone: (312) 558-5700
Email: CBoehrer@winston.com

Administrative Agent or	JPMorgan Chase Bank, N.A.
Collateral Agent:	500 Stanton Christiana Rd.
Ops 2, 3rd Floor
Newark, DE 19713
Attention: Scott Keane
Telecopy: (302) 634-4250
Telephone: (302) 634-8279
Email: scott.a.keane@jpmorgan.com

With copies to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
Ops 2, 3rd Floor
Newark, DE 19713
Attention: Emily Cousineau
Telecopy: (302) 634-4250

Telephone: (302) 634-8612
Email: emily.cousineau@jpmorgan.com

If such notice or other communication relates to an Alternative
Currency Loan (including any request for a Eurocurrency
Borrowing denominated in an Alternative Currency):

J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London, E14 5JP
United Kingdom
Attention: Belinda Lucas
Telephone: 00 44 (0) 207 134 8188
Email: loan_and_agency_london@jpmorgan.com

Swingline Alternative	Barclays Bank PLC
Currency Lender:	10 South Colonnade
Canary Wharf, London E14 4PU
Attention: Ashish Baluja
Telephone: +44 203 134 7743
Email: ashish.baluja@Barclays.com/
xrabotloans@barclayscapital.com

With copies to:

Barclays Bank PLC
70 Hudson Street
Jersey City, NJ 07302
Attention: Ryan Magee
Telecopy: (201) 510 8101
Telephone: (201) 499 2812
Email: Ryan.Magee@Barclays.com

provided that any notice, request or demand to or upon the Agents or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrowers agree (a) to pay or reimburse each Agent for all its reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to and each Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on such other periodic basis as each Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lenders and each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including in connection with any work-out, restructuring, forbearance or other amendment providing relief to the Borrowers, the other Loan Documents and any such other documents related thereto, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to each Agent and the reasonable fees and disbursements of counsel to the several Lenders; provided that, in the case of clauses (a) and (b), the Borrowers shall not be obligated to so reimburse for more than one law firm (and, in addition to such law firm, (i) any local counsel engaged in each relevant jurisdiction by such law firm and (ii) in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected parties) as counsel for the Lenders and the Agents, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and each Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of any litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Company, its equity holders, affiliates or creditors, or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless such rights arise out of conditions created by the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after a reasonably detailed written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Shari Burgess (Telecopy No. (248) 447-1593; Telephone No. 248-447-1580; and Email: sburgess@lear.com), at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the applicable Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Loan Party or any of its Affiliates.

(b) Subject to the conditions set forth in paragraph (b)(ii) below and subject to paragraph (a)(iii) above, any Lender may assign to one or more Eligible Assignees other than a natural person (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Company (such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent,

(C) any Swingline Lender; provided that no consent of any Swingline Lender shall be required for an assignment of Term Loans, and

(D) any Issuing Lender with L/C Exposure exceeding $5,000,000 in the aggregate; provided that no consent of any Issuing Lender shall be required for an assignment of Term Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and the Company otherwise consent;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and to the extent permitted by paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest thereon) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with Sections 2.16(d), (e) and (f) as if it were a Lender.

(ii) In the event that any Lender sells a participation in a Loan, such Lender shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan which is the subject of the participation (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. A Loan may be participated in whole or in part only by registration of such participation on the Participation Register. Any transfer of such participation may be effected only by the Registration of such transfer on the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error and such Lender shall treat such participants whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. The Participation Register shall be available for inspection by the Administrative Agent at any reasonable time upon reasonable prior notice.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b) (but with regard to the requirements set forth in Section 10.6(b)(iv)). Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or Lenders (including assignments made pursuant to Section 10.6), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers or the Guarantors, any such notice being expressly waived by the Borrowers and the Guarantors to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such Obligations any and all deposits (general or special, time or demand, provisional or final but not any trust or fiduciary account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers or the Guarantors, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of an originally executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of (i) any State or Federal court of competent jurisdiction sitting in New York County, New York; and (ii) appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party or the Company at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto (and each Foreign Subsidiary Borrower hereby irrevocably and unconditionally appoints the Company as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York State or Federal court);

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Co-Syndication Agents nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Co-Syndication Agents and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Company, and each of the Administrative Agent and the Collateral Agent hereby agree to take such action, having the effect of (1) releasing, or subordinating any Lien on, any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) in connection with the change in status of any Subsidiary which has become an Excluded Subsidiary or with respect to any Collateral which has become Excluded Property or (2) in the case of any pari passu bonds, pari passu term loans, second lien bonds and second lien term loans of the Company permitted by Section 7.2(m), entry into intercreditor agreements or arrangements reasonably satisfactory to the Administrative Agent in order to effectuate the intent of Section 7.2(m).

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements and any contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letter of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Loan Documents, and all obligations related thereto (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. (a) Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisors to such counterparty), (c) to its employees, officers, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons have been advised of the confidentiality provisions hereof and are subject thereto, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning each Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about each Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 Satisfaction in Applicable Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligation of each Borrower hereunder or in respect of the Letters of Credit to make payments in a currency (the “Agreement Currency”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent and the Lenders of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent and the Lenders may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Lenders and each Lender (as an alternative or additional cause of action) against such loss (if any) and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the Administrative Agent and the Lenders agree to remit such excess to the applicable Borrower. The obligations of each Borrower contained in this Section 10.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder

10.17 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

10.19 Power of Attorney. Each Foreign Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Foreign Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this Section. The power of attorney granted by each Foreign Subsidiary Borrower hereunder is coupled with an interest.

10.20 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement. All indebtedness, obligations and Liens created by the Existing Credit Agreement and the Loan Documents referred to therein remain outstanding and in effect and are continued by this Agreement and the other Loan Documents with such modifications as are set forth herein and therein.

SECTION 11. COLLATERAL ALLOCATION MECHANISM

11.1 Implementation of CAM. (a) On the CAM Exchange Date (i) the Commitments, the L/C Commitments, the Swingline Alternative Currency Commitments and the Swingline Dollar Commitments shall automatically and without further act be terminated as provided in Section 8, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.6) be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall participate as of such date (including such Lender’s interest in the Designated Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the Designated Obligations of each Loan Party in respect of each such Facility and each L/C Reserve Account established pursuant to Section 11.2 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, Designated Obligations to be received by the Lenders in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided, that such CAM Exchange will not affect the aggregate amount of the Obligations of the Borrowers to the Lenders under the Loan Documents. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Facility. Each Loan Party and each Lender agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the

Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Facilities; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

11.2 Letters of Credit. (a) In the event that on the CAM Exchange Date, any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed (an “Unpaid Drawing”), each Lender shall, at the request of the Administrative Agent, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s CAM Percentage (as notified to such Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the Business Day following such request to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Loan that is an ABR Loan in a principal amount equal to such amount. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Lender, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under Section 3 (but not of the Borrowers under Section 3). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 11.2, the Issuing Lender shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 3.4), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 11.1. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent and the Issuing Lender, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Letter of Credit Issuer on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

11.3 Net Payments Upon Implementation of CAM Exchange. The Borrowers agree that following the implementation of the CAM Exchange, the Lenders, to the extent that they are Participants in any of the Loans or Letters of Credit, shall not be subject to the limitations of Section 10.6(c)(i).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LEAR CORPORATION

By:	/s/ Shari L. Burgess
Name:	Shari L. Burgess
Title:	Vice President and Treasurer

LEAR FINANCIAL SERVICES (NETHERLANDS) B.V.

By:	/s/ Alexandre Brue
Name:	Alexandre Brue
Title:	Director

[Lear Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and as a Lender

By:	/s/ Rob D. Bryant
Name:	Rob D. Bryant
Title:	Vice President

[Lear Credit Agreement Signature Page]

BARCLAYS BANK PLC,
as Co-Documentation Agent, as Swingline Alternative Currency Lender and as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

[Lear Credit Agreement Signature Page]

CITIBANK, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Matthew S. Burke
Name:	Matthew S. Burke
Title:	Vice President

[Lear Credit Agreement Signature Page]

ROYAL BANK OF CANADA, as a Co-Documentation Agent and as a Lender

By:	/s/ PK Shields
Name:	PK Shields
Title:	Authorized Signatory

[Lear Credit Agreement Signature Page]

BANK OF AMERICA, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Brian Lukehart
Name:	Brian Lukehart
Title:	Director

[Lear Credit Agreement Signature Page]

The Bank of East Asia, Ltd., New York Branch, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	SVP

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	SVP

[Lear Credit Agreement Signature Page]

Bank of Tokyo Mitsubishi UFJ, as a Lender

By:	/s/ Thomas Danielson
Name:	Thomas Danielson
Title:	Authorized Signatory

[Lear Credit Agreement Signature Page]

BNP Paribas, as a Lender

By:	/s/ Nader Tannous
Name:	Nader Tannous
Title:	Managing Director

By:	/s/ Todd Grosshiekle
Name:	Todd Grosshiekle
Title:	Vice President

[Lear Credit Agreement Signature Page]

Citizens Bank, N.A., as a Lender

By:	/s/ Stephen A. Maenhout
Name:	Stephen A. Maenhout
Title:	Senior Vice President

[Lear Credit Agreement Signature Page]

Commerzbank AG, New York and Grand Cayman Branches, as a Lender

By:	/s/ Patrick Hartwegar
Name:	Patrick Hartwegar
Title:	Managing Director

By:	/s/ Michael Ravelo
Name:	Michael Ravelo
Title:	Director

[Lear Credit Agreement Signature Page]

Compass Bank, as a Lender

By:	/s/ Khoa Duong
Name:	Khoa Duong
Title:	Vice President

[Lear Credit Agreement Signature Page]

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank, New York Branch, as a Lender

By:	/s/ Paul Fitzpatrick
Name:	Paul Fitzpatrick
Title:	Senior Vice President

By:	/s/ Christopher Beyer
Name:	Christopher Beyer
Title:	Assistant Vice President

[Lear Credit Agreement Signature Page]

Fifth Third Bank, an Ohio Banking Corporation, as a Lender

By:	/s/ Randal Wolffis
Name:	Randal Wolffis
Title:	Vice President

[Lear Credit Agreement Signature Page]

First Merit Bank, N.A., as a Lender

By:	/s/ Jason W. Bierlein
Name:	Jason W. Bierlein
Title:	Senior Vice President

[Lear Credit Agreement Signature Page]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Gregory R. Duval
Name:	Gregory R. Duval
Title:	Vice President

[Lear Credit Agreement Signature Page]

The Huntington National Bank, as a Lender

By:	/s/ Steven J. McCormack
Name:	Steven J. McCormack
Title:	Senior Vice President

[Lear Credit Agreement Signature Page]

LLOYDS BANK PLC, as a Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President

[Lear Credit Agreement Signature Page]

The Northern Trust Company, as a Lender

By:	/s/ Wicks Barkhausen
Name:	Wicks Barkhausen
Title:	Second Vice President

[Lear Credit Agreement Signature Page]

PNC Bank, as a Lender

By:	/s/ Scott M. Kawalski
Name:	Scott M. Kawalski
Title:	Senior Vice President

[Lear Credit Agreement Signature Page]

RB International Finance (USA) LLC, as a Lender

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Astrid Wilke
Name:	Astrid Wilke
Title:	Group Vice President

[Lear Credit Agreement Signature Page]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

[Lear Credit Agreement Signature Page]

UniCredit Bank AG, New York Branch, as a Lender

By:	/s/ Ken Hamilton
Name:	Ken Hamilton
Title:	Managing Director

By:	/s/ Peter Daugaviets
Name:	Peter Daugaviets
Title:	Vice President

[Lear Credit Agreement Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	s/ Jeffrey S. Johnson
Name:	Jeffrey S. Johnson
Title:	Vice President

[Lear Credit Agreement Signature Page]